UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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RAM Holdings Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RAM HOLDINGS LTD.
(a Bermuda company)

RAM Re House
46 Reid Street
Hamilton HM 12
Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held May 3, 2007

Dear Shareholders:

         We are pleased to invite you to our 2007 Annual General Meeting of Shareholders, which we refer to as the “Annual Meeting”. We will hold the Annual Meeting at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda, on May 3, 2007 at 10:30 a.m. local time. The purpose of the Annual Meeting is:

1.	To elect eleven directors of RAM Holdings Ltd., which we refer to as RAM Holdings, to serve until RAM Holdings’ annual general meeting of shareholders in 2008.

2.

To appoint PricewaterhouseCoopers, Hamilton, Bermuda, as RAM Holdings’ independent auditors for 2007, and to authorize the directors of RAM Holdings, acting by the Audit Committee, to determine the independent auditors’ fee.

3.

To authorize the election of eleven directors of RAM Reinsurance Company Ltd., a wholly-owned subsidiary of RAM Holdings, which we refer to as RAM Re, to serve until the annual general meeting of the shareholders of RAM Re in 2008.

4.

To authorize the appointment of PricewaterhouseCoopers, Hamilton, Bermuda, as RAM Re’s independent auditors for 2007, and to authorize the directors of RAM Re, acting by the Audit Committee, to determine the independent auditors’ fee.

5.	To act upon any other matters that may properly come before the Annual Meeting.

         Enclosed is our Proxy Statement, which explains the matters to be acted upon at the Annual Meeting, and our 2006 Annual Report, which includes our 2006 financial statements and schedules. The audited consolidated financial statements for RAM Holdings for the year ended December 31, 2006 and accompanying auditors’ report will be presented at the Annual Meeting.

         You may vote at the Annual Meeting if you were a shareholder of record, as shown by the register of shareholders of RAM Holdings, at the close of business on March 20, 2007.

By order of the Board of Directors, Victoria W. Guest General Counsel and Secretary

April 3, 2007
Hamilton, Bermuda

PROXY STATEMENT
TABLE OF CONTENTS

RAM HOLDINGS LTD.
(a Bermuda company)
RAM Re House, 46 Reid Street, Hamilton HM 12, Bermuda

PROXY STATEMENT

INFORMATION ABOUT OUR ANNUAL GENERAL MEETING OF SHAREHOLDERS

       We are sending you this Proxy Statement because our board of directors is soliciting your proxy to vote at the 2007 Annual General Meeting of shareholders of RAM Holdings Ltd., which we refer to as our “Annual Meeting”.

Date, Time and Location of the Annual Meeting

       We will hold the Annual Meeting at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda on May 3, 2007 at 10:30 a.m., local time.

Proposals to be Voted on at the Annual Meeting

       The proposals to be voted on at the Annual Meeting are:

1.	To elect eleven directors of RAM Holdings Ltd., which we refer to as RAM Holdings, to serve until RAM Holdings’ annual general meeting of shareholders in 2008.

2.

To appoint PricewaterhouseCoopers, Hamilton, Bermuda, as RAM Holdings’ independent auditors for 2007, and to authorize the directors of RAM Holdings, acting by the Audit Committee, to determine the independent auditors’ fee.

3.

To authorize the election of eleven directors of RAM Reinsurance Company Ltd., a wholly-owned subsidiary of RAM Holdings, which we refer to as RAM Re, to serve until the annual general meeting of the shareholders of RAM Re in 2008.

4.

To authorize the appointment of PricewaterhouseCoopers, Hamilton, Bermuda, as RAM Re’s independent auditors for 2007, and to authorize the directors of RAM Re, acting by the Audit Committee, to determine the independent auditors’ fee.

RAM Holdings 2006 Annual Report

       We have enclosed our 2006 Annual Report with this Proxy Statement. The 2006 Annual Report is included for informational purposes and not as a means of soliciting your proxy. Additional copies of the 2006 Annual Report, including our Annual Report on Form 10-K and financial statements and schedules, may be obtained, without charge, by writing to the Secretary of RAM Holdings, RAM Re House, 46 Reid Street, HM 12, Bermuda. The audited consolidated financial statements for RAM Holdings for the year ended December 31, 2006 and accompanying auditors’ report will be presented at the Annual Meeting.

Mail Date

       This Proxy Statement, and the accompanying Notice of Annual General Meeting of Shareholders and Proxy, are first being mailed to shareholders on or about April 3, 2007.

Our Voting Securities

       March 20, 2007 was the record date for our Annual Meeting. If you owned RAM Holdings common shares at the close of business on March 20, 2007, you may vote at the Annual Meeting. On the record date, 27,234,755 of our common shares were issued and outstanding. The common shares are our only class of equity securities issued and outstanding and entitled to vote at the Annual Meeting.

Number of Votes for each Common Share

       In general, you have one vote for each common share owned at the record date. The following exceptions may apply:

       Reduction or Increase of Voting Power Under our Bye-laws

       Under our bye-laws, if you are a U.S. shareholder, other than our shareholder The PMI Group, Inc., which we refer to as “PMI”, who controls, directly, indirectly or constructively, as described in our bye-laws, more than 9.9% of our common shares, your total voting power will be reduced to 9.9% of the total voting power of our common shares. The determination of control is made under the relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”). These provisions may attribute to you ownership of shares held by another shareholder who has invested in the same partnership as you have, among other types of “constructive” ownership. In addition, our board of directors may otherwise limit your voting rights if the board believes it is necessary to do so to avoid adverse tax, legal or regulatory consequences.

       If the voting power of any of our shareholders is reduced under our bye-laws, this reduction may increase another shareholder’s voting power to more than 9.9% . In this case, our bye-laws would repeatedly reduce the voting power of all affected shareholders until no shareholder, other than PMI, has voting power of more than 9.9%. If we believe you are a U.S. shareholder who may control more than 9.9% of our common shares, we may ask you to provide us with additional information so that we can verify your ownership and determine if your voting power needs to be reduced. We may disregard the votes of any shareholder who fails to respond to a request for further information or who, in our judgment, submits incomplete or inaccurate information. In addition, because we may not know about your ownership, we request that you contact us promptly if you believe you may control more than 9.9% of the common shares. When you submit your proxy, we will consider the submission confirmation that, to your knowledge, you do not control, and you are not acting on behalf of a shareholder who controls, more than 9.9% of our common shares.

       PMI owns approximately 23.7% of our common shares. If at any time the controlled shares of PMI constitute (i) more than 9.9% of the voting power controlled by our shares and (ii) 24.5% or more of either the voting power or value of our shares, the voting rights with respect to the controlled shares owned by PMI will be limited to a voting power of 9.9%. If the above voting limitations must be applied as described above, the voting limitation will apply to PMI only after the limitation has been applied to all other shareholders whose votes are subject to reduction. Further, the voting power held by PMI will not be reduced to below 9.9% by operation of these provisions. This would likely have the effect of eliminating the voting power of all other shareholders whose votes are subject to reduction.

       Cumulative Voting

       In the case of the election of directors only, you may vote your shares on a cumulative basis, meaning you will have a number of votes equal to the product of the number of shares owned by you and the number of directors to be elected. If you wish to vote your shares cumulatively, you must provide notice to the Secretary of RAM Holdings at the address above at least two days prior to the date of the Annual Meeting. If any shareholder has notified us that he or she will be voting on a cumulative basis, than all shareholders may cumulate their votes for directors at the Annual Meeting. If cumulative voting is in effect, common shares represented by a valid proxy at the Annual Meeting will be voted on a cumulative basis and distributed among director nominees in accordance with the judgment of the appointed proxies. However, no votes of a shareholder will be distributed to a nominee for whom the shareholder voted against or withheld his or her vote.

Quorum Requirement

       The presence of two persons, representing in person or by proxy shares carrying more than 50% of the voting power of our issued and outstanding common shares as of March 20, 2007, the record date of the Annual Meeting, is necessary to constitute a quorum at the Annual Meeting. Assuming that a quorum is present, the affirmative vote of the holders of a simple majority of the common shares voted at the Annual Meeting in person or by proxy will be required to approve each of the matters to be voted upon at the Annual Meeting.

Voting Methods

       If you are a registered shareholder, meaning that your name and shareholdings are registered in our register of shareholders, you may exercise your vote by completing, signing and returning by mail the enclosed form of proxy so that it is received at least 24 hours before the Annual Meeting, or in person at the Annual Meeting. When you exercise your vote by using the form of proxy, you are instructing another person to vote your shares for you at the Annual Meeting in the manner that you indicate. These persons, called proxies, are named on your proxy card. If you have not provided instructions in the proxy, your shares will be voted FOR each of the proposals described in this Proxy Statement and set forth on the form of proxy, and in accordance with the proxy holder’s discretion as to any other business as may properly come before the Annual Meeting. Please see above, “Number of Votes for each Common Share,” for information about cumulative voting.

       If, like many shareholders, you are a beneficial shareholder and hold your shares in “street name,” meaning that you hold your shares through a bank, broker or other institution, you must instruct that institution how to vote your shares. They will usually provide you with an appropriate voting instruction form when they send you this proxy statement.

Revocation of Proxy

       If you are a registered shareholder and you use the enclosed form of proxy, you can revoke your proxy or change your voting instructions in one of these ways:

(1)	By delivering another proxy dated after your prior proxy no less than 24 hours before the Annual Meeting to the Secretary of RAM Holdings at the address above.

(2)	By attending the Annual Meeting and voting in person; or

(3)	By delivering a written notice of revocation of your proxy no less than 24 hours before the Annual Meeting to the Secretary of RAM Holdings at the address above.

       If you are a beneficial shareholder, you should contact the institution that holds your shares directly to change your voting instructions.

Voting in Person

       If you are a registered shareholder, you may vote your shares in person even if you have returned a proxy. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you appoint a proxy in advance, as described above, so that your vote will be counted even if you are unable to attend the Annual Meeting.

Abstentions

       If you are a registered shareholder and abstain from voting on a proposal, your vote will not count as a vote cast, but the abstention will be represented at the Annual Meeting and will count toward establishing a quorum.

       If you are a registered shareholder and you do not vote, your shares will not be represented at the Annual Meeting and will not affect the outcome of our proposals. If you are a registered shareholder and return a blank but signed proxy card, your shares will be voted in the manner recommended by our board of directors, which is FOR Proposals 1, 2, 3 and 4. This will generally also be the case for beneficial shareholders, as explained in more detail below.

Broker non-votes

       If you are a beneficial shareholder and you do not give voting instructions to your broker, your broker may have discretionary authority to vote your shares for you on certain proposals that are considered routine matters. Brokers who have discretionary authority generally vote in the manner recommended by our board of directors, which would be FOR Proposals 1, 2, 3 and 4, in this case. When a broker votes a client’s shares on some but not all of the proposals, the missing votes are called broker non-votes. If broker non-votes occur at the Annual

Meeting, the shares in this category will count toward the establishment of a quorum, but the broker non-votes will have no effect on the outcome of those proposals on which the broker does not or cannot vote.

Availability of the proxy statement and annual report online

       This proxy statement and our annual report for 2006 are available at www.ramre.com by first clicking “Investor Information” and then “Corporate Governance”.

INFORMATION ABOUT DIRECTORS, CORPORATE GOVERNANCE
AND DIRECTOR COMPENSATION

Corporate Governance Guidelines

       We have adopted Corporate Governance Guidelines to assist our board of directors in the exercise of its responsibilities to RAM Holdings. The Corporate Governance Guidelines are available on our website at www.ramre.com by first clicking “Investor Information” and then “Corporate Governance”. The Corporate Governance Guidelines set out the role, duties and responsibilities of our board of directors and other governance matters. The Corporate Governance Guidelines are reviewed annually by the Nominating and Corporate Governance Committee.

Composition of the Board of Directors

       There are currently eleven directors on the boards of each of RAM Holdings and RAM Re. The total number of directors who serve on the board at any given time is set at eleven, but this number may increase up to a maximum of fifteen board members, subject to the following exception: pursuant to the certificate of designation, preferences and rights, which sets forth the terms relating to RAM Re’s Class B preference shares, the size of the board may automatically be expanded by two members (subject to the consent of RAM Re’s shareholders) upon a failure by RAM Re to pay dividends to holders of RAM Re’s Class B preference shares for a period in excess of eighteen consecutive months. RAM Re does not currently have issued and outstanding any Class B preference shares.

Director Biographies

       Set forth below is biographical information concerning each director of RAM Holdings and RAM Re, including each such individual’s principal occupation and the period during which such person has served as a director of RAM Holdings and RAM Re. Information about share ownership of each of the directors can be found in the section titled “Information About the Owners of our Common Shares” below.

Steven J. Tynan Age 52 Director since 1998 Chairman of the Board of Directors since 2001

Mr. Tynan co-founded High Ridge Capital LLC, a private equity firm that specializes in the insurance sector, in 1995 and has served as a member of the firm since that time. He has also been a member of Northaven Associates LLC, the General Partner of several financial services hedge funds, since 2005. In his capacity with High Ridge and Northaven, Mr. Tynan has served on the boards of numerous private insurance, reinsurance and related entities. Mr. Tynan also founded Constitution Partners LLC in 1987 and remains its Managing Member. Constitution Partners provides regulatory consulting services to Lloyd’s of London and a number of European reinsurance companies.

Vernon M. Endo Age 52 President and Chief Executive Officer Director since 2003	Mr. Endo joined the Company in 2003 from GFGC LLC, a startup venture formed to establish a European-based financial guaranty company, where he was CEO and co-founder. Mr. Endo was a managing director and member of the corporate leadership team and board of directors at FGIC from 1991 to 2001. During his tenure at FGIC, he was responsible for various business segments including structured finance, bond insurance underwriting (including public finance and international), capital markets and new products. Between 1988 and 1991, Mr. Endo was a managing director responsible for the mortgage finance unit and was later a member of the financial institutions group at Prudential Securities. He began his career at Citibank in 1976. He is Vice Chairman and a director of the Association of Financial Guaranty Insurers. Mr. Endo attended Williams College where he graduated with a B.A. in political science.

Victor J. Bacigalupi Age 63 Director since 1998	Mr. Bacigalupi has worked for PMI since 1996 and currently serves as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary. He is a director of PMI’s U.S., European and Australian mortgage insurance subsidiaries. He is also a member of the Board of Regents of John F. Kennedy University in Pleasant Hill, California.

Edward F. Bader Age 65 Director since 2004	Mr. Bader owns Bader & Associates, a consulting firm. Prior to founding Bader & Associates in August 2001, Mr. Bader was a partner in the Insurance Services Practice of Arthur Andersen LLP with more than 37 years of experience in accounting and auditing concentrating in the insurance industry. He served as the head of Andersen’s World Wide Insurance Practice Group.

David L. Boyle Age 60 Director since 2005	Mr. Boyle retired as Vice Chairman and Head of Portfolio Risk Management for Ambac Financial Group, Inc. in 2005, where he served in many different executive management capacities for eight years. Previously, Mr. Boyle was a Managing Director at Citibank, N.A. where he had various management responsibilities over a career spanning from 1974 to 1996. He is the former chairman of the Association of Financial Guaranty Insurers, and currently serves on the Board of Trustees of Wittenberg University and as President of the New Haven County Cutters professional baseball team, of which he is one of the principal investors. Mr. Boyle received a B.S. from Wittenberg University and an M.B.A. from the Fisher College of Business at The Ohio State University.

Allan S. Bufferd Age 69 Director since 2006	Mr. Bufferd retired in June 2006 after a thirty-four year career at Massachusetts Institute of Technology, most recently as Treasurer and the Founding President of the MIT Investment Management Company. During his tenure, Mr. Bufferd participated in the management of MIT’s investment portfolio. Mr. Bufferd serves as a director of Massbank Corp., a NASDAQ listed company. Mr. Bufferd serves as a Trustee of the Whiting Foundation and a Trustee of the Robert Wood Johnson Foundation. He is also an investment advisor to the Alaska Permanent Fund Corporation, the Grayce B. Kerr Foundation, and an investment advisor to the National University of Singapore. In addition, he is the Chairman of the Harvard Cooperative Society and of the Controlled Risk Insurance Company/Risk Management Foundation (CRICO/RMF); and a Director of the Harvard Cooperative Society, the Beth Israel Deaconess Medical Center, CRICO/RMF, Adveq (Switzerland), Explorations, Inc. M Funds, and Morgan Stanley Prime Property Fund. Mr. Bufferd holds three MIT degrees in materials engineering: the S.B., S.M. and Sc.D., as well as a J.D. from Suffolk University.

Daniel C. Lukas Age 35 Director since 2004	Mr. Lukas is a Managing Director of GSC Group, where he has been employed since 2003. He was previously with Thomas Weisel Partners, where he served as Vice President in the private equity and distressed debt funds. Prior to that he was with Consolidated Press Holdings Limited, the private investment vehicle of Kerry Packer in Sydney, Australia. Earlier, Mr. Lukas was at Hellman & Friedman after beginning his career at Goldman, Sachs & Co. He is also chairman of the board of directors of Iron Age Corporation, and a director of Burke Industries, Inc., Precision Partners, Inc., DTN Holding Company, Inc. and Cherokee International Corporation. Mr. Lukas is a Phi Beta Kappa graduate of Dartmouth College.

Mark F. Milner Age 47 Director since 2006	Mr. Milner is the Senior Vice President, Chief Risk Officer, PMI Mortgage Insurance Co. In this position, Mr. Milner is responsible for risk management for the U.S. Mortgage Insurance business of PMI. This includes the Credit Risk Management, Portfolio Management, Pricing, Actuarial, and Mortgage Analytics functions. Prior to joining PMI in July 2003, Mark spent three years as Executive Vice President, Asset Management and Chief Risk Manager at General Electric Rail Services, a freight railcar and intermodal equipment leasing company. Prior to his tenure at GE Rail he worked for 14 years at Bank of America and Banc of America Securities in various corporate banking, credit and risk management roles. Most recently he served as Managing Director and Risk Manager for the Global Asset Backed Securitization Group. Mark holds a bachelor’s degree in Economics and History from Stanford University and an MBA from The Anderson School of Management at UCLA.

Steven S. Skalicky Age 58 Director since 1998	Mr. Skalicky is Chief Financial Officer, Chief Accounting Officer and Executive Vice President of Transatlantic Reinsurance Co., and Transatlantic Holdings, Inc. He is a director of Transatlantic Reinsurance Co., Putnam Reinsurance Co. and TransRe Zurich.

Dirk A. Stuurop Age 58 Director since 2004	Mr. Stuurop retired as Chairman, Global Financial Institutions at Merrill Lynch where he worked from 1982 to 1999. Mr. Stuurop served as Chairman of Worldinsure Ltd., a privately owned provider of solutions to the Life Insurance Industry, from 2000 to 2002. He also served as Senior Executive Director to Banc of America Securities in 2003. He is a Director of Hiscox Ltd., a Bermuda based property and casualty insurance company, and is a member of their Audit, Remunerations and Conflicts Committee. Hiscox operates Syndicate 33 at Lloyd’s and is listed on the London Stock Exchange.

Conrad P. Voldstad Age 57 Director since 2006	Mr. Voldstad is a founder, advisor and director of Pallium Investment Management, a start-up investment management company, majority-owned by the Bank of Montreal, which intends to create a AAA/Aaa rated company that will operate initially in the credit default swap and the cash credit markets. From 2002 through 2006, Mr. Voldstad was a founding Principal of Arlington Hill Investment Management LLC, which managed Arlington Hill Debt Strategies (Master), Ltd. a Cayman Islands debt and currency hedge fund. From 2001 to 2002, Mr. Voldstad was Chief Executive Officer of Polestar Capital Group, LLC, a structured finance company that developed a proprietary technique for financing tenant improvements associated with commercial real estate leases. In 2000, Mr. Voldstad advised Dresdner Kleinwort Benson regarding its strategy for investment banking in the U.S. From 1988 to 1999, Mr. Voldstad was employed at Merrill Lynch, first in London (1988 to 1997) and then in New York. At Merrill Lynch in London, Mr. Voldstad became the Head of European Debt Markets (1995 to 1997). From 1997 to 1998, he was Co-Head of Global Debt Markets. From 1998 to 1999, he was a member of the Oversight Committee that liquidated the assets and positions of Long Term Capital. Mr. Voldstad began his career at J.P. Morgan & Co. in 1974 where he was employed until 1988. Mr. Voldstad has a J.D. degree from Fordham University, an M.B.A. from the Amos Tuck School of Business at Dartmouth College and a B.A. degree from Boston College. Mr. Voldstad is a member of the Board of Overseers at the Amos Tuck School.

Independence

       We believe that each member of our board of directors, except for Mr. Endo and Mr. Tynan, is “independent” within the meaning of the NASDAQ rules. Mr. Endo is not “independent” because he is an executive officer of RAM Holdings and RAM Re. Mr. Tynan was determined not to be “independent” because he receives compensation for his service as Chairman of the boards of directors of RAM Holdings and RAM Re, which may not qualify as compensation for board service under the NASDAQ rules.

       In determining the independence of the remaining members of our board of directors, the Nominating & Corporate Governance Committee and our board of directors considered the following transactions, relationships and arrangements:

  Messrs. Bacigalupi, Lukas, Milner, and Skalicky are each officers of shareholders of RAM Holdings. In addition, former directors Michael J. Miller, Keith W. Abell and Arthur P. Slepian, who resigned during the course of fiscal year 2006, are officers of shareholders of, and, in the case of Mr. Miller and Mr. Abell, deemed indirect beneficial owners of shares of, RAM Holdings.

  Mr. Stuurop was employed by Bank of America for six months in 2003 and for Merrill Lynch prior to 1999. Banc of America Securities and Merrill Lynch were the underwriters for RAM Holdings’ initial public offering and Merrill Lynch also was the initial purchaser for RAM Holdings’ preference shares.

  PMI, of which Mr. Bacigalupi and former director Mr. Slepian are each officers, and Mr. Milner is an offi- cer of a subsidiary, owns a 42% interest in Financial Guaranty Insurance Company, or FGIC, one of our customers, as discussed below under “Related Party Transactions” and 100% of PMI Guaranty, Inc., which conducts some business competitive with the business of RAM Re.

  Mr. Boyle retired in 2005 as Vice Chairman of Ambac Assurance Corporation, one of our customers, and owns less than 1% of the shares of Ambac.

       In each of the above cases, our board of directors considered the relationship disclosed and affirmatively determined that it would not prohibit a determination of independence under the NASDAQ rules and would not, in the opinion of our board of directors, otherwise interfere with the applicable director’s exercise of independent judgment in carrying out his responsibilities as a director.

Board of Directors Meetings

       Our board of directors and its committees held the following number of meetings during the fiscal year ended December 31, 2006:

Board of Directors	4
Audit Committee	6
Compensation Committee	4
Nominating and Corporate Governance Committee	4
Risk Management Committee	4

       Our board of directors generally meets in executive session for part of each regularly scheduled meeting. As a Bermuda company, we hold our board of directors’ meetings outside of the United States, primarily in Bermuda. Each of our directors attended in person, or by telephone from outside of the United States, at least 75% of the total number of meetings of our board of directors and any committee on which he served, other than Mr. Skalicky and Mr. Voldstad. Mr. Skalicky was unable to attend meetings that conflicted with the board of directors meetings for Transatlantic Reinsurance, of which Mr. Skalicky serves as the Chief Financial Officer. Mr. Voldstad was appointed to our board of directors in May 2006, attended his first meetings in August, and was unable to attend the meetings in December due to the timing of his passport renewal.

Board of Directors Committees

       We have an audit committee, a compensation committee, a nominating and corporate governance committee, and a risk management committee, all of which consist exclusively of members who we believe would qualify as independent directors under the applicable NASDAQ requirements.

Nominating
and
			Corporate	Risk
	Audit	Compensation	Governance	Management
Director	Committee	Committee	Committee	Committee
Victor J. Bacigalupi			X
Edward F. Bader	X*
David L. Boyle	X			X*
Allan S. Bufferd				X
Vernon M. Endo
Daniel C. Lukas		X	X
Mark F. Milner		X
Steven S. Skalicky	X
Dirk A. Stuurop	X		X*
Steven J. Tynan
Conrad P. Voldstad		X*		X

* Chairman

       In addition to the above standing committees, our board of directors appointed special pricing committees to approve the final terms and pricing of RAM Holdings’ initial public offering and private placement of preference shares. The pricing committees collectively met four times during the year.

       Additional committee members may be added from time to time. The composition of any or all committees may change, subject to the results of elections of directors at shareholders’ meetings or for other reasons. Additionally, we may from time to time form other committees as circumstances warrant with such authorities and responsibilities as are delegated by our board.

       Audit Committee

       The Audit Committee was established to assist our board of directors in its oversight of the integrity of our financial reporting process, the system of internal controls, the audit process, and the performance, qualification and independence of our independent auditors. We believe each member of the Audit Committee is “independent” within the meaning of the NASDAQ rules and Sarbanes Oxley rules and that its Chairman, Edward F. Bader, has the attributes of an “audit committee financial expert” as defined by the Sarbanes Oxley rules. Current members of the Audit Committee are: Edward F. Bader (chairman), David L. Boyle, Steven S. Skalicky and Dirk A. Stuurop.

       The Audit Committee met in person six times in 2006. The Audit Committee meets periodically in separate sessions with the management of RAM Holdings and with the independent auditors. The duties and responsibilities of the Audit Committee are set forth in the committee’s charter, a copy of which is available on our website at www.ramre.com by first clicking “Investor Information” and then “Corporate Governance”, and include to:

  recommend, through our board of directors, to the shareholders the appointment and termination (subject to Bermuda law) of our independent auditors;

  review and approve the independent auditors’ proposed audit scope, approach, staffing and, subject to our shareholders authorizing our board of directors acting by the audit committee, fees;

  pre-approve all audit and, unless applicable law permits otherwise, permitted non-audit services to be per- formed by the independent auditors;

  meet periodically with the chief executive officer, the chief financial officer and the general counsel and the independent auditors in separate executive sessions;

  review the adequacy of our internal control structure;

  review any proposed public disclosures regarding an assessment or evaluation of our internal controls and procedures for financial reporting every quarter;

  review and discuss with management and the independent auditors, our annual audited financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations;

  discuss with management our earnings press releases, including the use of “pro forma” or “adjusted” non-U.S. GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies;

  discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles (which shall be communicated to the committee by our chief financial officer as soon as reasonably practicable), the selection and disclosure of critical accounting estimates, and the effect of alternative assumptions, estimates or accounting principles on our financial statements; and

  review and approve procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

       In October of 2006, the Audit Committee approved the engagement of Ernst & Young LLP as internal auditors for RAM Holdings.

       Compensation Committee

       The Compensation Committee was established to discharge our board of directors’ responsibilities relating to compensation of our employees. We believe each member of the Compensation Committee is “independent” within the meaning of the NASDAQ rules. Current members of the compensation committee are: Conrad P. Voldstad (Chairman), Daniel C. Lukas and Mark F. Milner.

       The duties and responsibilities of the Compensation Committee are set forth in the committee’s charter, a copy of which is available on our website at www.ramre.com by first clicking “Investor Information” and then “Corporate Governance”, and include to:

  establish and oversee our executive compensation policies, including issues relating to pay and performance, targeted pay positioning (median, percentile, etc.), comparison companies, pay mix, and share ownership;

  establish a formal evaluation process for, and determine the compensation for, the chief executive officer and as part of such process, to review and approve corporate goals and objectives relevant to chief execu- tive officer compensation and evaluate the chief executive officer’s performance in light of those goals and objectives;

  review recommendations from our Chief Executive Officer regarding the compensation of our other senior officers and determine appropriate compensation levels;

  make recommendations to our board of directors with respect to new incentive and benefit plans, or amendments to any such existing plans, other than plans covering solely outside directors; and

  make recommendations to our board of directors with respect to awards under incentive compensation and equity-based plans, including amendments to the awards made under any such plans.

       The Compensation Committee has sole discretion to determine, or recommend to our board of directors as above, the compensation program for our executive officers. Under the Compensation Committee’s charter, it is prohibited from delegating any of its authority or duties and it has not done so.

       The Compensation Committee met four times in 2006. The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Secretary of RAM Holdings. Our executives are not present during the portions of the Compensation Committee meetings in which their compensation is determined. The Compensation Committee reports the committee’s recommendations on compensation to our board of directors.

       Generally, our Chief Executive Officer recommends to the Compensation Committee compensation packages for new hires, annual salary increases, incentive compensation performance measures, amounts of long-term compensation to be granted on an annual basis and other matters related to compensation. The Compensation Committee reviews and evaluates the recommendations made by our Chief Executive Officer. The Compensation Committee also reviews and evaluates the performance of our executive officers, including the Chief Executive Officer, in determining their compensation.

       Prior to the consummation of our initial public offering in April 2006, the Compensation Committee designed and approved changes to our compensation program discussed below under “Information About Our Executives and Executive Compensation - Compensation of Named Executive Officers”. In December of 2006, the Compensation Committee reviewed and approved the performance measures for incentive compensation for 2007. In February of 2007, the Compensation Committee reviewed the performance of our executive officers in 2006 and approved their incentive compensation for 2006 and annual option grants, as discussed more fully below under “Information about Executives and Executive Compensation.”

       The Compensation Committee has the authority under its charter to retain, approve fees for and terminate advisors and consultants as it deems necessary to fulfill its responsibilities. In December 2006, our Compensation Committee solicited proposals from three separate compensation consultants, none of which had any previous relationship with the company, and selected Johnson Associates to perform the following services:

  Review existing performance criteria and incentive compensation target policy

  Provide perspective on board of directors discretion/flexibility to determine incentive compensation

  Examine the mix between long-term and short-term awards

  Provide a recommendation regarding the aggregate size of the equity awards including “burn rate” and equity value transferred

  Compare the RAM Holdings equity plan with industry practice

  Benchmark senior executives compensation with industry peers

       Johnson Associates interviewed the members of our Compensation Committee, as well as several other directors and the members of the management team. In addition, Johnson Associates reviewed publicly available information regarding compensation programs of financial guaranty companies and Bermuda based reinsurance companies as well as compensation data in its proprietary databases with respect to comparable companies determined by Johnson Associates.

       Our Compensation Committee’s policy with respect to the timing of stock option grants is set forth below under “Information About our Executives and Executive Compensation - Compensation Discussion and Analysis”.

       Nominating and Corporate Governance Committee

       The Nominating and Corporate Governance Committee was established by our board of directors to assist it in (1) identifying individuals qualified to become board of directors members, and recommending to the board of directors director nominees for the next annual general meeting of shareholders or to fill vacancies; and (2) developing and recommending to the board of directors appropriate corporate governance guidelines. We believe each member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the NASDAQ rules. Current members of the Nominating and Corporate Governance Committee are: Dirk A. Stuurop (chairman), Victor J. Bacigalupi and Daniel C. Lukas.

       The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in the committee’s charter, a copy of which is available on our website at www.ramre.com by first clicking “Investor Information” and then “Corporate Governance”, and include to:

  develop qualification criteria for board of directors members, and actively seek, interview and screen individuals qualified to become board of directors members for recommendation to the board of directors in accordance with our Corporate Governance Guidelines;

  recommend to the board of directors potential nominees to the board of directors, and the renomination of incumbent directors as appropriate;

  consider potential nominees recommended by shareholders;

  review the compensation of directors and make recommendations to the board of directors on any recom- mended changes;

  review the directors who are members (including qualifications and requirements), structure (including authority to delegate) and performance, of committees of the board of directors (including reporting to the board of directors), and make recommendations to the board of directors, as appropriate;

  review the qualification of directors as “independent” within the meaning of Securities and Exchange Commission and NASDAQ rules;

  prepare and assist the board of directors and each committee thereof in its self-evaluation to determine whether the board of directors and such committees are functioning effectively;

  serve in an advisory capacity to the board of directors and Chairman of the board of directors on matters of our organizational and governance structure and the conduct of the board of directors;

  review and reassess the adequacy of our Corporate Governance Guidelines and recommend any proposed changes thereto; and

  receive comments from all directors and report to the board of directors with an assessment of the board of directors’ performance.

       Our Nominating and Corporate Governance Committee has established the following general qualifications that the committee believes are necessary for director candidates as set forth in the charter of the Nominating and Corporate Governance Committee:

  highest standards of personal character, conduct and integrity;

  experience in a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government, not-for-profit or academia;

  an understanding of the interests of the shareholders, customers, suppliers and employees of RAM Re, as well as an understanding of the business environment in which it operates, and the intention and ability to act in its interests;

  an ability to understand and exercise sound judgment on issues affecting the company; and

  a willingness and ability to devote the time and effort required to serve effectively on our board of direc- tors, including preparation for and attendance at board and committee meetings.

       Our Nominating and Corporate Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates. In general, our Nominating and Corporate Governance Committee believes that RAM Holdings benefits from having directors who represent a diversity of experience that is relevant to RAM Holdings’ operation and governance as a public company, and who will be “independent” under the NASDAQ rules. For example, current independent directors have backgrounds in financial guaranty insurance, risk management, the derivatives market, and institutional portfolio management, among other areas. In seeking new nominees, the Nominating and Corporate Governance Committee has generally engaged a search firm and provided that firm with a specific mandate. By engaging a search firm, the committee believes it is more likely to see a broad range of candidates who will be independent and not have any pre-existing relationship with the company or its management. Our Nominating and Corporate Governance Committee intends to periodically assess the qualifications for director candidates in accordance with its charter.

       Each director candidate identified by the Nominating and Corporate Governance Committee is interviewed by several members of our board of directors, and is required to undergo a background check and complete a “D & O Questionnaire” designed to elicit the information required to determine independence and meet the disclosure requirements of the Securities and Exchange Commission. All new directors visit our offices in Bermuda for orientation and training.

       Several of our directors are officers of our pre-initial public offering shareholders. Although these shareholders no longer have a contractual right to representation on our board of directors, by virtue of their right to use cumulative voting, these shareholders effectively have the power to elect specific directors. Since our initial public offering, our Nominating and Corporate Governance Committee has reviewed one director candidate nominated by our shareholder, PMI, Mr. Mark Milner, and evaluated his candidacy in the same manner as any other director candidate, as described above.

       Our Nominating and Corporate Governance Committee intends to oversee an annual self-evaluation of our board of directors. The first such evaluation will take place in 2007.

       Risk Management Committee

       The Risk Management Committee was established by the board of directors of RAM Re to assist the board of directors in overseeing the underwriting, risk management and portfolio management process of RAM Re. We believe each member of the Risk Management Committee would be “independent” within the meaning of the NASDAQ rules. Current members of the Risk Management Committee are: David L. Boyle (Chairman), Allan S. Bufferd and Conrad P. Voldstad.

       The duties and responsibilities of the Risk Management Committee are set forth in the committee’s charter, a copy of which is available on our website at www.ramre.com by first clicking “Investor Information” and then “Corporate Governance”, and include to:

  review and approve any material changes to the underwriting authority delegated by the board of directors of RAM Re to a credit committee comprised of RAM Re executive officers;

  approve any material changes to our underwriting guidelines;

  oversee the underwriting process through the receipt of periodic reports in order to assure general compli- ance with the underwriting guidelines;

  review surveillance activities with particular focus on the watch list;

  approve quota share treaties with material customers and retrocessional agreements;

  review and approve any material changes to the investment authority delegated by the board of directors of RAM Re to a management committee comprised of RAM Re executive officers;

  review and approve any material changes to the investment policy and guidelines; and

  review the investment portfolio composition and performance.

Director Attendance at Annual Meetings

       Each director of the Company is expected to be present at annual meetings of shareholders, absent exigent circumstances that prevent attendance. All of our then incumbent directors were present in person or by telephone at the 2006 annual general meeting of shareholders, which occurred prior to our initial public offering.

Director Compensation

       Our Nominating and Corporate Governance Committee has responsibility for establishing and reviewing director compensation.

       We have five directors who are not affiliated with or employed by a current institutional shareholder. Each such “unaffiliated director,” currently Edward F. Bader, David L. Boyle, Allan S. Bufferd, Dirk A. Stuurop, and Conrad P. Voldstad, receives a retainer of $30,000 per year. Unaffiliated directors also receive $1,500 per board meeting attended and $800 per committee (on which such unaffiliated director serves as a member) meeting attended. Unaffiliated directors also receive $1,500 for each committee meeting attended as the chair of that committee. In addition, the audit committee chair receives $10,000 per year. Each unaffiliated director received an award of 13,000 share options upon his appointment to the board and is eligible for annual grants of 2,600 share options if he remains on the board. The annual share option awards were generally made at the third quarter board meeting each year through 2006, but beginning in February 2007 are made at the first board meeting of each year at the same time as the executive option grants.

       Directors who are employed by one of our shareholders or by us do not receive compensation for their service as directors, except for the chairman of the board who is affiliated with a shareholder and receives $150,000 per year for his services as chair.

       We reimburse all directors for their reasonable travel and related expenses in connection with attending board and committee meetings.

       The Nominating and Corporate Governance Committee, which is charged with determining director compensation, expects to retain Johnson Associates in 2007 to review its director compensation practices.

       The table below summarizes the compensation paid by us to non-employee directors for fiscal year 2006.

DIRECTOR COMPENSATION

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred	All Other
	or Paid in	Stock	Option	Incentive Plan	Compen-	Compen-
	Cash	Awards	Awards	Compen-	sation	sation	Total
Name	($)(1)	($)(2)	($)(3)	sation	Earnings	($)	($)
Keith W. Abell	—	—	—	—	—	—	—
Edward F. Bader	55,000	—	808	—	—	—	55,808
Victor J. Bacigalupi	—	—	—	—	—	—	—
David L. Boyle	43,100	—	808	—	—	—	43,908
Allan S. Bufferd	18,800	—	4,039	—	—	—	22,839
Daniel C. Lukas	—	—	—	—	—	—	—
Michael J. Miller	—	—	—	—	—	—	—
Mark F. Milner	—	—	—	—	—	—	—
Steven S. Skalicky	—	—	—	—	—	—	—
Arthur P. Slepian	—	—	—	—	—	—	—
Dirk A. Stuurop	43,000	—	808	—	—	—	43,808
Steven J. Tynan	150,000	—	—	—	—	—	150,000
Conrad P. Voldstad	16,500	—	8,090	—	—	—	24,590

(1)

Our current policy is to provide cash compensation only to the chairman of our board of directors, Steven J. Tynan, and to our directors who are not affiliated with or employed by a current institutional shareholder, currently Edward F. Bader, David L. Boyle, Allan S. Bufferd, Dirk A. Stuurop and Conrad P. Voldstad. Mr. Voldstad was appointed to the board on May 9, 2006 and Mr. Bufferd was appointed to the board on August 16, 2006, and their cash compensation for 2006 was pro-rated accordingly. Mr. Abell, Mr. Miller and Mr. Slepian were “affiliated” directors who resigned during fiscal year 2006.

(2)	No stock awards were granted in fiscal year 2006 or were outstanding at fiscal year end 2006.

(3)

The amounts included in column (d) are the dollar amounts recognized in the financial statements for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) for stock option awards per the Company’s Equity Plan. The amount includes stock option awards granted in the current year as awards granted prior to 2006 were accounted for under APB 25 and there is no expense for financial statement purposes. Messrs. Bufferd and Voldstad each received grants of 13,000 stock options upon their appointment to the board on August 16th and May 9th, respectively. On August 16, 2006, Messrs. Bader, Boyle and Stuurop received their annual grants of 2,600 stock options each.

       The table below sets forth the grant date fair value of each award granted in 2006 to each unaffiliated director.

	Options Granted	Grant Date Fair
Name	in 2006 (#)	Value ($)
Edward F. Bader	2,600	8,572
David L. Boyle	2,600	8,572
Allan S. Bufferd	13,000	42,862
Dirk A. Stuurop	2,600	8,572
Conrad P. Voldstad	13,000	49,960

       The table below sets forth the aggregate number of option awards outstanding at fiscal year end 2006 for each unaffiliated director.

Shares Underlying
Options at
Name	FYE 2006 (#)
Edward F. Bader	18,200
David L. Boyle	15,600
Allan S. Bufferd	13,000
Dirk A. Stuurop	18,200
Conrad P. Voldstad	13,000

       Stock options granted to the directors under our 2001 Stock Option Plan prior to 2006 vest quarterly over a three year period. Stock Options granted to directors in 2006 under the 2006 Equity Plan vest in four equal annual installments on the first four anniversaries of the date of grant.

Shareholder Nomination of Directors

       It is the policy of our Nominating and Corporate Governance Committee that shareholders may suggest director candidates for consideration by the Nominating and Corporate Governance Committee by writing to the committee care of the Secretary, RAM Holdings, RAM Re House, 46 Reid Street, Hamilton HM 12 Bermuda. The Nominating and Corporate Governance Committee evaluates all director candidates in the same manner and in accordance with the same criteria, regardless of whether they are nominated by shareholders or identified by the committee. The minimum qualifications for director candidates are set forth in the Charter of the Nominating and Corporate Governance Committee, and above under “Nominating and Corporate Governance Committee”.

       If a shareholder wishes to propose a director candidate for nomination at the annual general meeting, then the shareholder must comply with the procedures set forth in the Company’s bye-laws and Bermuda law, as summarized below under “Additional Information - Shareholder Proposals”.

Shareholder and Other Communications to the Directors

       The members of our board of directors have instructed the Secretary to initially review all communications directed to them. Communications that are not relevant to the duties and responsibilities of the board, such as spam, junk mail and advertisements, are not reported to the board.

       Any communications related to RAM Holdings’ accounting, internal accounting controls or auditing matters will be referred promptly to the Chairman of the Audit Committee. Any allegations pertaining to a serious accounting infraction involving senior managers of the Company or any other potentially material complaint would then be investigated as directed by the Audit Committee and the results of such investigation would be reported to the board.

       All other communications received by the Secretary will be forwarded promptly to the specific board committee or director(s) to whom it is addressed or otherwise to the non-management directors as a group.

       Shareholders and other interested parties who wish to communicate with the RAM Holdings directors may do so anonymously or confidentially, and should direct correspondence to a particular director or committee, or to the directors as a group, by e-mail at info@ramre.com or by regular mail to the Secretary, RAM Holdings, RAM Re House, 46 Reid Street, Hamilton HM 12 Bermuda.

Transactions with Related Persons, Promoters and Certain Control Persons

       We describe below transactions we have entered into with parties that are related to us.

       Relationships with Current and Former Investors

       MBIA Insurance Corporation, or MBIA, one of the four major primary insurers, invested $25.4 million in our April 3, 2003 private offering of common shares of RAM Holdings. As of December 31, 2005, MBIA owned 11.4% of our aggregate issued and outstanding common shares. MBIA sold all of its RAM Holdings shares in our initial public offering, which closed on May 2, 2006, and is no longer a “related party.” Prior to the initial public offering, we engaged MBIA Capital, a wholly-owned subsidiary of the parent company to MBIA, to provide us with investment advisory and management services. We agreed to pay an annual investment management fee payable quarterly in arrears based on the average market value of the assets under management for each quarter. In addition, we agreed to reimburse custodian fees, transfer agent fees and brokerage costs, fees and commissions and certain other out-of -pocket expenses. An amount of $171,760 and $130,783 was payable as of December 31, 2006 and December 31, 2005, respectively, to MBIA Capital for these services.

       In December 2003, two shareholders, PMI and CIVC Partners, became investors in FGIC Corporation, an insurance holding company whose subsidiary FGIC is one of the four largest United States based primary financial guaranty insurance companies. In the ordinary course of business, we have entered into facultative reinsurance agreements with FGIC. In 2006 and 2005, gross written premiums ceded from FGIC accounted for 12% and 7% of total gross premiums written by us. Amounts due from FGIC as of December 31, 2006 and 2005 were $1,134,086 and $2,598, respectively, and have been included in premiums receivable.

       Review, Approval or Ratification of Transactions with Related Persons

       Our board of directors has adopted a written policy with respect to the review and approval of related party transactions. Under this policy, any “Related Party Transaction” will be consummated or will continue only if a committee of independent directors approves or ratifies the subject transaction in accordance with the guidelines set forth in this policy.

       For these purposes, a “Related Party” is:

1.	an officer or director of RAM Holdings;

2.	a shareholder owning in excess of five percent of RAM Holdings;

3.	a person who is an immediate family member of an officer or director of RAM Holdings; or

4.	an entity which is controlled by someone listed in 1, 2 or 3 above, or an entity in which someone listed in 1, 2 or 3 above has a substantial ownership interest.

       For these purposes, a “Related Party Transaction” is a transaction between RAM Holdings and any Related Party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the U.S. Securities Exchange Act of 1934, which we refer to as the Exchange Act), other than:

1.	transactions available to all employees generally; or

2.	transactions involving less than $120,000 when aggregated with all similar transactions.

       Related Party Transactions are reviewed by a committee of independent directors of the Company, which we refer to as the “Reviewing Committee”. The Reviewing Committee is determined by the Chairmen of the standing committees in consultation with the General Counsel based on whether the subject matter of the transaction is one which would ordinarily be reviewed by that committee in accordance with its Charter. For example, the Risk Management Committee will review Related Party Transactions related to the Company’s customers or investment portfolio. In case of any Related Party Transaction that is not of the type ordinarily reviewed by the Risk Management Committee, the Nominating and Corporate Governance Committee, or the Compensation Committee, the Related Party Transaction is reviewed by the Audit Committee. No member of a Reviewing Committee participates in any review, consideration or approval of any Related Party Transaction with respect to which such member or any of his immediate family members is the related party.

       At any regularly scheduled meeting of the applicable Reviewing Committee, management submits for approval or ratification the proposed Related Party Transaction, including any information that the Reviewing Committee requests in connection with its review. The Reviewing Committee will consider such information as it deems relevant to determine whether the Related Party Transaction is, or is not, inconsistent with the best interests of the Company, which may include the benefits of the Related Party Transaction to the Company and how the terms of the transaction compare to the “market” terms for the same or similar transactions. After review, the applicable committee approves or disapproves such Related Party Transaction.

       There were no Related Party Transactions entered into in 2006 where the above policy was not followed in principle, although it was not adopted as a written policy until February 2007.

Compensation Committee Interlocks and Insider Participation

       No member of the Compensation Committee in 2006 is or was formerly an officer or employee of RAM Holdings or any of its subsidiaries or had any relationship required to be disclosed under “Transactions with Related Person, Promoters and Certain Control Person” above. During 2006, no executive officer of RAM Holdings or any of its subsidiaries served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Compensation Committee or board of directors of RAM Holdings.

Code of Conduct

       Our Code of Conduct, which is our code of ethics applicable to all directors and employees, embodies our principles and practices relating to the ethical conduct of our business and our commitment to honesty, fair deal-

ing and full compliance with all laws affecting our business. The Code of Conduct is available at www.ramre.com by first clicking “Investor Information” and then “Corporate Governance”. To anonymously and confidentially report a suspected or actual violation of the Code of Conduct, a shareholder or any other party may follow the procedures set forth above under “Shareholders and Other Communications to Directors.”

Report of the Audit Committee

       Management has the primary responsibility for establishing and maintaining adequate internal financial controls, preparing the financial statements, and the public reporting process. The Audit Committee’s primary purpose is to assist the board of directors in fulfilling its responsibilities to oversee the participation of management in the financial reporting process and the role and responsibilities of the independent auditors.

       The Audit Committee is composed of four directors, each of whom the board of directors has determined is independent under NASDAQ listing standards and applicable rules promulgated under the Sarbanes-Oxley Act. The board of directors has also determined that Edward F. Bader, Chairman of the Audit Committee, is an “audit committee financial expert” under the Sarbanes-Oxley Act. The Audit Committee operates under a written charter adopted and approved by the board of directors, and which is available on our website at www.ramre.com.

       The Audit Committee has reviewed and discussed the December 31, 2006 audited consolidated financial statements with management and with PricewaterhouseCoopers, Hamilton, Bermuda, the independent auditors for RAM Holdings.

       The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee has also discussed with PricewaterhouseCoopers the written disclosures and the letter required by Independence Standard’s Board Standard No. 1 regarding their independence, and has discussed with PricewaterhouseCoopers their independence.

       Based upon the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by management and PricewaterhouseCoopers, the Audit Committee recommended to the board of directors that the December 31, 2006 audited consolidated financial statements of RAM Holdings be included in the Form 10-K.

The Audit Committee Edward F. Bader (Chairman) David L. Boyle Steven S. Skalicky Dirk A. Stuurop

       The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by RAM Holdings with the Securities and Exchange Commission under the Securities Act of 1933 or the Exchange Act, except to the extent that RAM Holdings specifically incorporates the Report by reference in any such document.

Principal Accountant Fees and Services

       In connection with the audit of the 2006 financial statements, our Audit Committee entered into an engagement agreement with PricewaterhouseCoopers that sets forth the terms of PricewaterhouseCoopers’s audit engagement.

       The following table shows the fees for audit and other services provided by PricewaterhouseCoopers for the years ended December 31, 2006 and 2005:

	2006	2005
Audit Fees	$349,010	$149,375
Audit-Related Fees	384,115	71,300
Tax Fees	—	21,860
All Other Fees	5,000	4,565
Total	$738,125	$247,100

       Audit Fees

       Audit fees consist of professional services rendered for the audit of our financial statements for the fiscal years ended December 31, 2006 and December 31, 2005 and for the review of the financial statements included in our Quarterly Reports on Form 10-Q in 2006. Such fees include amounts paid for reimbursement of expenses.

       Audit-Related Fees

       Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements (and are not included in the Audit Fees reported above), including $320,615 in connection with RAM Holdings’ public offering of common shares in May 2006 and $36,500 in connection with RAM Holdings’ private placement of preference shares in December 2006.

       Tax Fees

       Tax fees consist of fees billed by PricewaterhouseCoopers related to the preparation of tax returns and tax compliance.

       All Other Fees

       All other fees consist of fees billed by PricewaterhouseCoopers related to salary surveys and a training course provided to an employee of the company.

       Pre-Approval of Audit and Non-Audit Services

       Under the charter of the Audit Committee, the Audit Committee must approve any services and fees which are payable to the independent auditors in respect of non-audit activities, and, unless properly delegated beforehand to a sub-committee or the Committee Chair, pre-approve all permitted non-audit work to be performed by the independent auditors, subject to the de minimus exceptions for certain non-audit services described in Section 10A(i) of the Exchange Act that are approved by the Committee prior to the completion of the audit. In August, 2006, the Audit Committee authorized RAM Holdings to engage PricewaterhouseCoopers from time to time to provide up to $25,000 of non-audit services per annum without further approval of the Audit Committee.

INFORMATION ABOUT OUR EXECUTIVES AND EXECUTIVE COMPENSATION

Executive Biographies

Set forth below is biographical information concerning each current executive officer who is not a director. The biographical information for Mr. Endo, our President and Chief Executive Officer, is included above at “Information About Our Directors, Corporate Governance and Director Compensation - Director Biographies”.

Richard Lutenski Age 56	Chief Financial Officer
Mr. Lutenski has been our Chief Financial Officer since 2004. In this role, Mr. Lutenski is primarily responsible for financial and investment management, information technology, banking relationships and capital planning policies, including financial reporting, budgets and forecasting, accounting practices and controls. Prior to joining RAM Re in 2004, he served as Chief Operating Officer for RISC Ventures LLC, a Boston-based firm engaged in the development of businesses involving the specification, modeling, structuring and placement of complex financial risk. For two years prior to that he was an independent consultant providing financial and risk management services to insurance and investment firms. Mr. Lutenski served as Executive Vice President and Chief Financial Officer of Enhance Financial Services Group, Inc., a company engaged in the financial guaranty reinsurance and direct financial guaranty business, as well as having significant interests in specialty finance businesses, from 1999 through the sale of that company in 2001. Prior to joining Enhance, he served five years as Managing Director and Chief Financial Officer of Crum & Forster Insurance Group and for five years preceding that as Chief Financial Officer of Amerisure Insurance Group. He has extensive experience in financial and investment management, planning, and strategic development and transactions. His early career includes serving in officer level positions with General Re and NAC Re, and as a senior insurance regulator in the State of Minnesota. Mr. Lutenski received his undergraduate degree from the University of Michigan and graduate degree from Michigan State University, where he also completed doctoral coursework and exams. He is a Chartered Financial Analyst and serves as is a director of PMA Capital Corporation.

David K. Steel Age 49	Chief Risk Manager
Mr. Steel has been our Chief Risk Manager since 2005. In this role, Mr. Steel is responsible for credit policy and approval, portfolio surveillance, risk reporting, loss reserving and treaty negotiations. Mr. Steel joined RAM Re in August 2005 from Hanover Capital Mortgage Holdings, Inc. where he was a Managing Director and Portfolio Manager. Prior to Hanover, Mr. Steel served as head of the Domestic Mortgage Insurance and Reinsurance business at ACE Capital Re, Inc. from 2002 to 2004. Prior to ACE, Mr. Steel worked at FGIC from 1990 to 2002 where he was a member of the corporate leadership team and headed the Mortgage-Backed Securities and Investments business. He began his career at Lehman Brothers in 1984. Mr. Steel holds an M.B.A. from the University of California, Los Angeles and a B.S. from California State University, Sacramento.

James P. Gerry Age 44	Managing Director, Municipal & Infrastructure Finance
Mr. Gerry has been our Managing Director of public finance underwriting since 1998. In this role, Mr. Gerry is responsible for underwriting in domestic and international public finance and investor owned utility transactions. He has worked for RAM Re since its inception in February 1998. Prior to joining RAM Re, Mr. Gerry was underwriting manager for MBIA’s southern region with responsibility for all analysis, underwriting and marketing of tax-backed deals in the southern U.S. Later, he also analyzed utility, transportation and higher-education bonds. Before joining MBIA, Mr. Gerry analyzed and underwrote all tax-backed and non-health care related revenue bonds originating in the western U.S. for Bond Investors Guaranty Insurance Company, or BIG, in their San Francisco office. Previously at BIG, he specialized in the underwriting of utility, transportation and special revenue bonds for new and secondary market issues. Mr. Gerry attended Syracuse University where he received a B.A. in economics and political science and an M.P.A. from the Maxwell School of Public Affairs.

Paul C. Wollmann Age 40	Managing Director, Structured & Asset-Backed Finance
Mr. Wollmann joined us as our Managing Director, Structured & Asset Backed Finance in January 2007. In this role, Mr. Wollmann is responsible for underwriting transactions involving asset-backed securities and other structured financings, as well as corporate, financial institutions, and sovereign risks. Mr. Wollmann joined RAM Re in January 2007 from RCS Limited (sponsored by HBK Investments LP), a start-up Bermuda surety company developing alternative collateral for use by reinsurance companies to obtain U.S. regulatory credit, where he was a Managing Director.

Before RCS, Mr. Wollmann was a Managing Director with Ritchie Capital Management (Bermuda) Limited, an alternative asset management firm, from June 2004 to January 2006, where he was responsible for pursuing financial guaranty reinsurance and structured credit opportunities. From September 1997 to June 2004, Mr. Wollmann was with ACE Capital Re International Ltd. where he last served as a Senior Vice President. While at ACE, Mr. Wollmann served as a member of the underwriting committee, managed the start-up of the financial guaranty reinsurance business in Bermuda and managed the direct international structured credit and global CDO business lines. Paul has a BA from Rollins College, Florida and an MBA from The School of Risk Management, Insurance and Actuarial Science, St. John’s University, New York.

Victoria W. Guest Age 40	General Counsel and Secretary
Ms. Guest has been our General Counsel and Secretary since January 2006. In this role, Ms. Guest has responsibility for overseeing all legal matters at the Company. She joined RAM Re in January 2006 from Heller Ehrman LLP where she had been a corporate associate since 1997 (from 1997-1999, she practiced at Werbel & Carnelutti, which in 1999 combined with Heller Ehrman LLP). As a corporate associate, Ms. Guest worked on a wide variety of business transactions and provided advice to both venture-backed and public companies in connection with securities offerings, mergers and acquisitions and corporate governance matters. From 1996-1997, Ms. Guest conducted corporate investigations for Beau Dietl & Associates, a private investigative firm. Ms. Guest began her legal career as a corporate associate with Simpson Thacher & Bartlett from 1993-1996. Ms. Guest has a J.D., cum laude, from Harvard Law School and a B.A. in Modern Thought & Literature, phi beta kappa, from Stanford University. Ms. Guest serves as a director of The Bessemer Group, Incorporated, a manager of Bessemer Securities LLC and a trustee of Phipps Houses Group.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities and Exchange Act of 1934, as amended. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis (set forth below) be included in this proxy statement on Schedule 14A.

The Compensation Committee (for fiscal year 2006) Conrad P. Voldstad (Chairman) Daniel C. Lukas Mark F. Milner

Compensation Discussion and Analysis

1.	Overview

	(a)	Company Background

Our company was founded in 1998 as a Bermuda-based provider of financial guaranty reinsurance. We provide financial guaranty reinsurance for public and structured finance obligations, covering risks in both the United States and international markets. We are currently the only financial guaranty reinsurer that is both rated “AAA” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., which we refer to as Standard & Poor’s, and focused solely on providing reinsurance to third parties. Our customers are the primary monoline financial guaranty insurers and in some cases, reinsurers.

(b)	Compensation Background

In understanding our compensation program, it is important to know that:

•	In our business, it is difficult to influence revenues in the short term. Under GAAP account- ing, we recognize premium revenues over time in relation to the expiration of insured exposure. Financial guaranty policies, particularly policies covering public finance obligations, typicallycover exposures that extend over many years. As a result, only a small percentage of the total policy premium is recognized in any given year. In addition, we have little control over the amount ofbusiness ceded to us. Our customers determine how much business to cede to us in negotiating theterms of our treaties and in deciding whether to offer business to us on a facultative basis. Theirreasons for ceding more or less business generally relate to the market for their insurance and theircapital positions; factors beyond our control. For these reasons, we have designed a compensationprogram under which a portion of compensation is not related directly to current year financialresults but varies based on achievement of specific operational or business production goals whichwe believe will result in longer term benefits to the Company, including increased revenues infuture years.

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We need to retain our small staff of highly experienced executives. Our tax advantaged Bermuda domicile is an essential component to the financial success of our business model. Because Bermuda is a high cost business location compared to other locations, including NewYork City, we have determined that employing a small number of highly qualified employees isthe most efficient approach to staffing. Minimizing the absolute number of staff reduces infrastructure costs including rent and health and social insurance, among other costs. Of our thirteenemployees, five are senior executives with extensive experience in the financial guaranty industry.We have generally replaced senior executives who leave the company with executives from outsidethe company because our organizational design generally does not include middle managementpositions. Recruiting executives from outside the company is costly and may require BermudaDepartment of Immigration approval of work permits, and therefore retention of our managementteam is an important objective of our compensation program.

•	We compete for professional talent with a small group of primary insurers and reinsurers, almost all of which have substantially greater resources than we do. In order to attract and retain qualified personnel, we have to provide compensation that is competitive with the compensation offered by these larger market participants.

•	We are a highly rated and ratings sensitive company and we experience extensive rating agency oversight. Our high financial strength ratings from Standard & Poor’s and Moody’s Investors Service, or Moody’s, are an important element in our business model. In particular, our AAA rating from Standard & Poor’s provides a direct benefit to our customers in affording them full credit for amounts reinsured with us. The rating agencies view executive compensation as a corporate governance matter that is relevant to credit ratings. In designing our compensation program, we take into account how the incentives we provide to our executives will affect our strategic goal of maintaining our ratings. Therefore, in our compensation program we seek to balance incentives to increase shareholder returns with incentives to consider the long-term implications of business decisions, because financial guaranty reinsurance requires long-term commitments that may have positive or negative effects many years later.

•	Our Bermuda location imposes costs on our compensation program. Our Bermuda location is necessary to our business model, but imposes significant additional costs on our compensation program. All of our named executive officers were recruited from the United States. Our compensation program compensates our named executives for relocating to Bermuda, for the high cost of living in Bermuda and the insecurity caused by the work permit regime in Bermuda, which effectively gives the Bermuda government discretion in determining the time period our employees are allowed to work in Bermuda.

•	We were a private company until May of 2006. At the time our Compensation Committee approved the compensation program for 2006, we were a private company in the process of registering for our initial public offering. Early in 2006, the Compensation Committee adjusted our compensation program in anticipation of our public company status.

(c)	Compensation Objectives

The objectives of our compensation program are to:

•	Retain and motivate a highly-skilled, small team of professionals

•	Provide these professionals with incentives to achieve our strategic goals of:

• Increasing the return to our shareholders

• Maintaining our ratings from the rating agencies

• Improving the effectiveness of our operations

(d)	Compensation Philosophy

Our compensation philosophy is to design compensation to achieve the objectives stated above. To this end, we seek to:

•	Pursue long-term as well as near term outcomes

•	Provide competitive but not outsized incentive pay

•	Judiciously use share options and restricted share units as incentives

•	Balance performance metrics that relate to shareholder returns with incentives to maintain our existing ratings and improve operational effectiveness

(e)	Elements of Compensation

The elements of our compensation program for our named executives are:

•	Base salary

•	Incentive compensation awards, of which 75% is currently paid in cash and 25% is currently awarded as restricted share units

•	Share option awards

•	Relocation related benefits, including cost of living allowance

•	Other standard benefits

(f)	Balance of Cash and Non-Cash Compensation

We have not established any formulaic policy or targets as to the balance between cash and non-cash, or short-term and long-term compensation. At the time of our initial public offering, the Compensation Committee believed that the long-term, or non-cash compensation, of our executives was relatively low because we had no practice of making periodic equity grants. As a result, the Compensation Committee adopted the 2006 Equity Plan, initiated a policy of paying a portion of the annual incentive compensation in restricted share units and a practice of making discretionary annual option awards. In its review of our mix of compensation, Johnson Associates noted that the Compensation Committee is still developing its policies for RAM as a public company, but that the mix of short-term to long-term compensation for 2006 is in line with competitive practice. However, the Compensation Committee retains discretion over the awarding of incentive compensation and share options, and therefore this ratio can change from year to year.

(g)	Benchmarking

Until 2007, we gathered market data primarily through frequent discussions with recruiters and negotiations related to hiring new employees. Since four of our six executive officers were recruited to the company between 2003 and early 2006, and our hiring process involved identifying at least two qualified candidates for each position (from extensive candidate lists), we believe that compensation for these individuals was at market level. This process also informed us regarding compensation for our other two executive level employees.

In addition, we informally benchmarked our compensation program against a group of financial guaranty insurers and other public companies in the insurance industry with similar market capitalization. In determining the market for short-term, long-term and total compensation, we referred primarily to an annual confidential survey of financial guaranty company compensation prepared by McLagan Partners We believed that benchmarking compensation using the McLagan survey was appropriate because we compete for experienced executives with the primary companies that participated in the survey and we compare our performance to that of the participating companies. Further, our direct competitors, Channel Reinsurance Ltd. and BluePoint Re Limited, are privately-held companies that rely in part on the personnel and resources of their shareholders and do not publicly disclose compensation information. However, because the companies that participate in the McLagan survey have greater market capitalization than we do, we also looked at publicly available compensation data for companies with market capitalization similar to ours.

In January 2007, our Compensation Committee retained Johnson Associates as its compensation consultant to review our compensation program, as discussed under “Information About Our Directors, Corporate Governance and Director Compensation - Compensation Committee,” above. Johnson Associates reviewed publicly available and proprietary data and concluded that overall, our target executive compensation is at the market median and that, even considering the potential for above target incentive compensation payment, would be within the market range. In determining the appropriate market, Johnson Associates utilized proprietary and survey data from a wide range of reinsurance, guarantor, ratings agency, insurance and financial services firms. In evaluating comparable executive positions, Johnson Associates adjusted for differences in size, scope and complexity, and took into account their explicit understanding of our business. For example, the compensation of our Chief Executive Officer was compared to that of a division head of larger capitalization companies as well as that of chief executives of comparably sized and situated companies.

	(h)	Input of our Executive Officers

Our Compensation Committee is charged with overall responsibility for our compensation program. Our Chief Executive Officer provides recommendations with respect to executive compensation to the Compensation Committee. See “Information About Our Directors, Corporate Governance and Director Compensation – Compensation Committee,” above.

	(i)	Employment Agreements

We have an employment agreement with each of our named executive officers. We believe that employment agreements provide security necessary to recruit executive officers to work in Bermuda. A summary of the terms of the employment agreements is provided below under the Summary Compensation Table and in “Potential Payments upon Termination of Employment or Change in Control.” The term of employment for each executive is generally tied to the length of his or her work permit issued by the Bermuda Department of Immigration. Apart from different salaries, bonus targets and cost of living allowance, the terms of employment for all of our executive officers are substantially the same. We believe that having the same employment terms promotes teamwork, a sense of equality and ease of administration.

2.	Cash Compensation

	(a)	2006 Cash Compensation Changes

In 2006, we increased the cash compensation of our Chief Executive Officer, Chief Financial Officer, Managing Director – Public Finance, our former Managing Director – Structured Finance and Chief Risk Manager. In increasing cash compensation for our named executive officers, the Compensation Committee took into consideration the following factors:

	•	The employment agreements of our named executive officers provide for an annual salary review

	•	The cash compensation of the Chief Executive Officer and Chief Financial Officer had remained the same level since they joined the company in 2003 and 2004, respectively.

•	The employment agreements of our Managing Director – Public Finance and Managing Director – Structured Finance, were scheduled to expire in February 2006 and April 2006, respectively.

•	The expected increased responsibilities of managing a public company.

•	The effective reduction of cash compensation that would result from the Compensation Committee’s proposal to pay a portion of the incentive compensation in restricted share units.

(b)	Base Salary

We set initial base salary based on negotiations with the executive officers we are recruiting. As noted above, most of our named executive officers have joined the company since 2003. Salaries were increased in 2006 as discussed above. We intend to review base salaries of our executives on an annual basis, as required by each executive’s employment agreement, to ensure they are competitive and commensurate with each executive’s job responsibilities and performance. In December 2006, the Compensation Committee determined not to increase base salaries of our named executive officers for 2007. We expect that the next salary review would occur late in 2007 or early in 2008.

(c)	Short-term Incentive Compensation

Short-term incentive compensation consists of an annual, performance-based, cash bonus.

       (i)        Purpose. The purpose of short-term incentive compensation is to motivate our executives to achieve operational and individual targets that the Compensation Committee sets upon recommendation of the Chief Executive Officer. The target amount of short-term compensation for 2006 and 2007 is set forth in the “Grant of Plan Based Awards” table.

       (ii)       Establishment of Targets. The employment agreements with our executive officers establish bonus targets as a percentage of base salary. Incentive compensation is generally targeted at 100% of base salary for the named executive officers under their employment agreements. The Chief Executive Officer’s incentive compensation target was increased from 100% to 125% of base salary in 2006 as a means of increasing his cash compensation to reflect public company responsibilities while tying a portion of the increase to performance-based measures. The General Counsel’s incentive compensation was targeted at 30% of base salary for 2006, and was raised to 40% of base salary for 2007. We believe that our incentive compensation targets achieve an appropriate balance by providing a significant performance incentive while moderating the amount of compensation that is at risk to discourage strategies that could damage our credit ratings. As discussed below under “Long-Term Compensation – Restricted Share Units”, the bonus targets include the portion of the annual incentive award that is now paid in restricted share units under a policy adopted by the Compensation Committee in 2006.

       (iii)      Performance Measures. The Compensation Committee establishes performance measures prior to or at the beginning of each fiscal year. We first establish our business plan and strategic objectives for the company for the upcoming year. We then determine how our executives can achieve the company’s objectives and set these tasks as the performance measures for individual executives or groups of executives with similar job functions. In this way, we seek to link executive performance and compensation directly to company performance and motivate our executives to implement our strategy and business plan. The performance measures can be broadly divided into financial results measures, business development, and other operations-related measures. These performance measures are described in more detail below under “Grants of Plan Based Awards”.

       Financial results measures for 2006 and 2007, consisting of both an operating income and a return on average equity measure, were based on our business plan objectives for the applicable year. We chose return on average equity as one of the financial results measures because we believe this is the primary metric by which our shareholders value our business. We also include operating income, which is defined as net income less the sum of (a) realized investment gains or losses, and (b) unrealized gains or losses on credit derivatives, as a financial results measure because we believe shareholders also evaluate our financial performance using this measure. Financial results measures comprise from 20% to 40% of the performance measure weightings for the named executive officers.

       We believe that the 20% to 40% weighting for financial results measures is appropriate to our business. As noted in “Compensation Background”, because we earn premiums over a period of years, we design our performance measures so that a substantial portion of compensation is not related directly to current year financial results and is “at risk” based on achieving business production and other operations goals, which if achieved will result in longer-term benefits to the Company, including revenues earned in future periods. We seek to provide incentives to our executives to consider the long-term implications of business decisions because financial guaranty reinsurance requires us to make long-term commitments that may have positive or negative effects many years later. The weighting of financial results measures for each named executive depends on the extent to which we view that executive officer as responsible for financial results.

       In addition to performance measures based on financial results, we establish performance measures for certain officers based on business development. Growing our market share and unearned premium in a prudent manner is a fundamental strategic objective and directly contributes to financial results in future years. For our Chief Executive Officer and underwriters, who are involved in business development, performance measures related to new business production and profitability are weighted at 30% and 50%, respectively.

       Finally, we establish performance measures based on other operations-related goals for each executive, including measures intended to support our high ratings and overall operational excellence. These measures take into account the individual performance of each executive in meeting the operational targets for his or her job function. For our Chief Risk Manager, Chief Financial Officer and General Counsel, these measures receive the strongest weightings. We believe these weightings are appropriate to the applicable job functions and necessary to counterbalance the measures which may motivate our Chief Executive Officer and underwriters to focus more on growth.

       (iv)      Determination of Award Amount. The Compensation Committee first assesses each executive’s performance against the established performance measures in determining the amount of compensation to award. Generally, the Compensation Committee would expect to pay a bonus within a target range for each executive (i.e. the bonus target established in the executive’s employment agreement plus or minus 25%). However, the Compensation Committee retains overall discretion in determining whether to award incentive compensation and the amount of incentive compensation to award. Although the Compensation Committee’s discretion is not limited, the following are illustrative examples of circumstances in which the Compensation Committee might use its discretion:

•	If an executive achieves extraordinary results, the Compensation Committee might award incentive compensation in excess of the target range to recognize extraordinary achievement.

•	If an executive fails to satisfy a performance measure that the Compensation Committee believes should have been achievable, the Compensation Committee might award a lower amount or no amount overall.

•

If an executive is unable to meet a performance target as a result of unforeseen obstacles, the Compensation Committee may take this into account in determining whether to award some amount in respect of the performance measure.

•	If an unforeseen negative event occurs, such as very disappointing financial performance, a rating agency downgrade or failure to meet legal requirements, the Compensation Committee may determine not to pay bonuses even if some or all of the performance measures are satisfied.

       The Compensation Committee believes it needs to retain discretion in determining the final amount of awards because adjustments may be needed for compensation to be fair to both the named executive officer and the company.

       (v)      Impact of Performance on Compensation. For fiscal year 2006, we substantially exceeded our return on average equity and operating income targets. In addition, at its February 2007 meeting, the Compensation Committee reviewed the performance of each named executive for fiscal year 2006 and determined that they had met or exceeded substantially all of their individual targets with respect to business development, operational and individual performance goals. The Compensation Committee further considered that the company had met its strategic goals for 2006 of completing its initial public offering and strengthening its customer relationships, among other goals. As a result, the Compensation Committee approved incentive compensation for each named executive officer ranging from 122% to 127% of targeted incentive compensation.

       (vi)      Policy Review. At its February 2007 meeting, the Compensation Committee determined that it will review our incentive compensation practices in 2007 in light of emerging trends and best practices with further assistance from Johnson Associates.

	(d)	Tax and Accounting Considerations

The employment agreements for our named executives contain a tax equalization provision that obligates us to provide a “gross up” payment to them as a result of changes in U.S. tax law that adversely affect them, as summarized below under “Employment Agreements.” Any adverse tax law change effectively reduces the net compensation based on which the employee agreed to take the position.

In May of 2006, the Tax Increase Prevention and Reconciliation Act of 2005 was enacted and included a provision resulting in substantial increases in federal income taxes for U.S. citizens residing outside of the U.S., with retroactive effect to January 1, 2006. The most significant change effected by this legislation is a cap on the amount of housing allowance that may be excluded from taxable income, resulting in a meaningful additional tax liability for Bermuda resident U.S. citizens with high housing costs. As a result of this tax change, in accordance with the employment agreements, we made “gross-up” payments to the named executives in 2006 totaling approximately $430,000. We are required to continue making “gross-up” payments during the term of the employment agreements, although the exact amount will vary from year to year. On March 19, 2007, the U.S. Internal Revenue Service issued a notice increasing the housing allowance deduction for Bermuda from $26,200 to $72,000, with the change retroactive to January 1, 2006. As a result, the “gross-up” payments made in 2006 were in excess of the amounts required under the employment agreements and such excess will be deducted from the gross-up payments anticipated to be required for fiscal year 2007 for existing employees and returned in the case of a former employee.

Section 162(m) of the Code does not apply to the company because, as a Bermuda company, we do not pay U.S. federal income tax.

	(e)	Financial Restatement.

The Compensation Committee will, to the extent permitted by law and the executive officers’ employment agreements, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to the named executive officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.

3.	Equity Compensation

	(a)	Changes to Equity Compensation in 2006

Prior to 2006, we granted options under our 2001 Stock Option Plan as an inducement to executives to join the company. Other than inducement grants, we had no policy of regularly awarding long-term compensation. The 2001 Stock Option Plan was terminated in 2006, but several of our executives hold outstanding options under that plan, as disclosed in the Outstanding Equity Awards at Fiscal Year End Table, below.

At the time of our initial public offering, we adopted a new long-term compensation plan, the 2006 Equity Plan. The purpose of this plan was to increase the equity component of management compensation. The plan was approved by our pre-initial public offering shareholders. The plan authorizes awards of a variety of equity-related instruments, but at this time our Compensation Committee intends to award only restricted share units and share options.

(b)	Long-term Incentive Compensation

Long term incentive compensation consists of awards of share options and restricted share units.

       (i)        Purpose. We award share options to our named executives primarily to align their interests with those of our shareholders, and we award restricted share units to our named executives primarily to reward them for meeting performance targets and to retain their services for the long-term. Share options and restricted share units granted under the 2006 Equity Plan all vest over four years in equal annual installments. The relatively long vesting period of the share options and restricted share units is intended to promote a long-term outlook and to serve as a retention device.

       (ii)       Amount. Prior to 2006, we granted share options to recruit new executives and otherwise only on a sporadic basis. As a result, we believe that prior to our initial public offering, our executives had less than the optimal amount of long-term compensation. As discussed more fully below, in connection with the initial public offering we increased the amount of long-term compensation to bring it in line with the amount we believed to be appropriate for officers of a newly public company. We believe our executives have not yet built up significant amounts of equity ownership. Therefore, we have not yet considered how the build up of equity compensation of our named executives will affect their future compensation. Similarly, we have not yet adopted share ownership guidelines.

       (iii)      Restricted Share Units. In 2006, our Compensation Committee adopted a policy of paying 25% of incentive compensation award in the form of restricted share units vesting over four years in equal annual installments. We adopted this policy to increase the ratio of long-term compensation to short-term compensation and as a retention device. In addition, we believe restricted share units provide an effective means of increasing executive share ownership while being less highly levered than share options and consequently less likely to promote excessive risk-taking. The restricted share units awarded as incentive compensation are granted at a 25% discount to fair market value because they replace compensation previously paid in cash and unlike cash, they vest over time and are not transferable.

       (iv)       Share Options. At the time of the initial public offering, we made a grant of share options to each of our named executives, totaling 387,504 shares in the aggregate. The option grants were made contingent upon the closing of the initial public offering and the exercise price of the options was $13.45 per share, the average of the high and low price on the date of closing of the initial public offering, compared to the offer price of $13.00 per share. The options vest over four years in equal annual installments.

       Prior to the initial public offering, our executives held approximately 2.3% of our common shares on a fully-diluted basis. Based on advice we received from our underwriters regarding shareholder expectations for management share ownership, we made grants sufficient to increase the shares owned by management to approximately 3.2% of the shares on a fully-diluted basis. We believe that these grants were appropriate to demonstrate to our shareholders that management is aligned with their interests. In addition, we wished to reward our executives for their mulit-year effort in preparing the company for its IPO. The allocation of options to the executives in connection with the IPO was generally based on rank and length of service with the company prior to the IPO.

       Our Compensation Committee intends to make annual grants of share options to our named executives in its discretion. In February, 2007, the Compensation Committee approved option awards in recognition of 2006 performance that were smaller than the awards made at the time of the IPO and totaled approximately 0.8% of the shares on a fully diluted basis. At the same meeting, the Compensation Committee determined to further develop a policy for 2008 regarding the appropriate mix of short-term and long-term compensation, the appropriate amount of long-term compensation, and criteria for annual option awards.

(c)	Long-term Compensation Policies

(i) Repricing of Share Options. We have not repriced or replaced share options. Our policy is that we would not reprice or replace “underwater” options for our executive officers or directors without shareholder approval.

(ii)       Grant Date Policy. Our general policy has always been to grant options with an exercise price equal to the fair market value on the date of grant. Certain options granted under our 2001 Stock Option Plan, prior to our initial public offering, were granted at below fair market value on the date of grant and were so accounted for as disclosed in our financial statements and the notes thereto.

       In August 2006, our Compensation Committee adopted a written policy with respect to future grants of share options and restricted share units under the 2006 Equity Plan. Generally, share options and restricted share units, other than for new hires or newly elected directors, will be granted on an annual basis at the first board meeting of the fiscal year. We anticipate very few employee hires, and therefore whenever possible, share options and restricted share units for new hires will be approved by the our board of directors at a regular meeting in advance of the start date of employment with a grant date of the start date of employment. In each case, the fair market value of RAM Holdings shares is determined in accordance with the 2006 Equity Plan as the average of the high and low sale price on the grant date.

       Our board of directors meetings for 2007, including the meeting at which the 2007 annual equity awards were approved, were scheduled to occur on the day of or prior to our quarterly earnings release for the applicable quarter. Our purpose in scheduling the meetings at these times was to avoid the burden on our Audit Committee members of having to travel outside the United States for additional, separate Audit Committee meetings to approve earnings releases. Our purpose was not to provide a benefit to the recipients of option grants and we do not intend to take into account whether the impact on the market of our earnings release is expected to be positive or negative in making equity awards in accordance with our grant date policy.

	(d)	Tax and Accounting Considerations

       In further developing its policies regarding the granting of equity awards, the Compensation Committee intends to consider the expense to the company of any long-term compensation program under FASB Statement 123(R), Share-Based Payment, which we refer to as FAS 123R.

4.	Other Benefits

	(a)	Supplemental Retirement Plan.

All of our employees (not just our named executive officers) participate in one of our Supplemental Retirement Plans, each of which has substantially the same terms and is similar to a U.S. defined contribution plan, such as a 401(k) plan. We believe a competitive pay package should include the opportunity to defer compensation which may be used as savings toward retirement. The contributions by RAM Re and our named executives to the Supplemental Retirement Plan are subject to U.S. income tax on a deferred basis, upon distributions from the account in accordance with the payment elections made by our employees. Section 409A of the Code, which amended the tax treatment of deferred compensation arrangements, applies to the Supplemental Retirement Plan. We will need to amend the Supplemental Retirement Plan when the final regulations under Section 409A are released.

	(b)	Relocation-Related Benefits.

We pay a cost of living allowance to our named executives who are U.S. citizens. The purpose of the cost of living allowance is primarily to cover the cost of housing in Bermuda, although its use is not restricted. We believe it is necessary to pay a cost of living allowance to recruit U.S. based executives to live in Bermuda for a number of reasons. First, the cost of living in Bermuda is high because of a tight housing market and duty on all imported goods. Second, it is understood that the move to Bermuda more than likely will be temporary due to strict immigration restrictions and limited job opportunities in Bermuda. Third, there are restrictions on non-Bermudians purchasing property in Bermuda.

In determining the amount of the cost of living allowance, we have relied on anecdotal evidence regarding the compensation packages offered by other financial services companies located in Bermuda. We have not reviewed or increased the amount of our cost of living allowances since 2003 and we have no plans to adjust them in the near term. The cost of living allowance paid to our Chief Executive Officer is larger than the allowance paid to our other executives because of costs related to his larger family, including the rental expense for a larger home. Johnson Associates reviewed the cost of living allowances provided to our named executives in relation to those provided to executives of other Bermuda companies and found our cost of living allowances to be within the market range.

In addition to the cost of living allowance, we provide several additional benefits related to the need to relocate our named executives from the United States to Bermuda. First, we reimburse up to $70,000 of the cost of relocating to Bermuda. The bulk of the relocation costs relate to a duty of approximately 22 -33% imposed by the Bermuda government on all items imported to Bermuda, which includes household items, and the cost of shipping items from the United States to Bermuda. In addition, recently relocated employees require temporary housing and related living expenses before moving into a permanent residence. Only our Chief Risk Manager and General Counsel benefited from this relocation reimbursement in 2006. In addition, we reimburse up to $50,000 of the cost of relocating back to the United States upon termination of employment. This amount is lower because no duty is payable on the household goods upon return to the United States. Only the properly documented ordinary and necessary expenses of relocation, which are reviewed by our accounting department and our Chief Executive Officer, are eligible for reimbursement. In addition, we pay for the airfare for our named executives and their immediate family members to take one round trip to the East Coast of the United States per year. Finally, we reimburse each named executive up to $7,500 per year for tax advice and preparation services, because the U.S. income tax filings for U.S. citizens living abroad are more complex than those for U.S. citizens residing in the U.S. We believe that all of these benefits are standard benefits offered by Bermuda-based financial services companies to recruit executives from overseas, based on anecdotal evidence.

	(c)	Health and Other Insurance Benefits.

We provide customary health, disability and life insurance benefits to our named executives. We provide the same insurance coverage to all of our other employees.

	(d)	Perquisites.

We do not provide any material perquisites to our named executive officers, except as described in relocation related benefits, above.

5.	Termination of Employment Provisions

The compensation of our named executives upon termination of employment is described under “Potential Payments upon Termination of Employment or Change in Control,” below.

	(a)	Retirement.

Our named executives are not entitled to any cash compensation that is specific to their retirement. Under the terms of the share option awards and restricted share units, if a named executive has at least ten years of service at the time of retirement on or after age 55, all of his or her unvested awards vest upon retirement. None of our named executives has at least ten years of service with the company. As a practical matter, we generally do not expect our named executive officers to remain with the company until their retirement because of impediments to long-term residence under the Bermuda immigration law and other personal factors that make eventual relocation to the United States likely.

	(b)	Involuntary Termination without Cause and Termination by Executive For Good Reason.

In the case of termination of employment without Cause or termination of employment by a named executive with Good Reason, as those terms are defined below under “Potential Payments upon Termination of Employment or Change in Control,” our named executives are entitled to the payments set forth in column C of the tables set forth under “Potential Payments upon Termination of Employment or Change in Control.”

Under these circumstances, we generally pay one year of severance in consideration of a one year non-compete and non-solicitation provision.

We pay our Chief Executive Officer up to two years of severance in consideration of a two year non-compete and non-solicitation provision, subject to his duty to mitigate the damages beginning in the sec-

ond year by seeking other employment. We have provided our Chief Executive Officer with a potentially longer severance payment than our other named executive officers because there are only a very limited number of positions in the industry available at the Chief Executive Officer or equivalent level and therefore our Chief Executive Officer could expect to spend a greater length of time securing new employment.

We pay incentive compensation anticipated to be earned in the year of the employment termination, and accelerate the vesting of restricted share units granted as part of incentive compensation, because we believe that in the case of a termination of employment where the executive is not at fault, the executive is entitled to be paid the incentive compensation that he or she would otherwise have been entitled to through the end of the year in which the termination occurs.

We allow the named executive to continue to receive certain employee benefits for a limited period of time to cover expected transition to new employment.

(c)	Death or Disability.

In the case of termination of employment as a result of Disability, as that term is defined below under “Potential Payments upon Termination of Employment or Change in Control,” or death, our named executives are entitled to the payments set forth in columns E and F, respectively, of the tables set forth under “Potential Payments upon Termination of Employment or Change in Control.”

We pay pro rata incentive compensation for the year in which the employment agreement terminates as a result of death or Disability because we view this compensation as already earned. Similarly, because the value of the restricted share units was fully “earned” upon award of the incentive compensation to which they relate, we believe that it is fair for these awards to vest in full under these circumstances.

We also provide for the accelerated vesting of share options in these circumstances to the executive or his or her family, as applicable, as a death or Disability benefit, as applicable.

We provide limited continued payments and benefits in the case of death or Disability to cover the executive or his or her family during the expected period of adjustment to the termination of employment.

(d)	Expiration of Employment Agreement.

We staggered the terms of our employment agreements so that they do not all expire on the same date to facilitate succession planning. In the case of termination of employment due to expiration of the employment agreement, the named executive is entitled to the payments set forth in column G of the tables set forth under “Potential Payments upon Termination of Employment or Change in Control.”

We pay pro rata incentive compensation for the year in which the employment agreement expires in order to provide an incentive to our named executive officers to continue to try to achieve our performance goals during this partial year. In addition, because the value of the restricted share units was fully “earned” upon award of the incentive compensation to which they relate, we believe that it is fair for these awards to vest in full under these circumstances. In contrast, the vesting of option awards is not accelerated in these circumstances.

(e)	Change in Control.

We do not compensate our executives solely as a result of a Change in Control, as defined in “Potential Payments upon Termination of Employment or Change in Control”, below. In the case of termination of employment by a third party without Cause in anticipation of a Change in Control which actually occurs, or within one year following a change of Control without Cause or by the named executive for Good Reason, we provide the same compensation as in the case of any other termination without Cause or for Good Reason, except that all unvested options held by the named executive vest. We believe that this “double trigger” approach provides an incentive to management to consider and even seek strategic transactions in the best interests of the shareholders although it may put their employment at risk.

(f)	Clawback.

The terms of our share options and restricted share units provide that if the executive engages in competitive activities within one year following termination of employment, other than termination upon expi-

ration of the term of the employment agreement, the Compensation Committee may require cancellation of the vested and unvested portion of share options or restricted share units, as applicable, and require repayment of gain on any share options exercised or restricted share units settled, as applicable, within six months prior to, or one year after, termination of employment.

The terminations of employment provisions have no impact on our determination of current compensation for our named executive officers.

2006 Compensation of Named Executive Officers

       The table below summarizes the total compensation paid to or earned by each named executive officer for fiscal year 2006.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change
						Non-	in Pension
						Equity	Value and
Name						Incentive	Nonqualified	All
and				Stock	Option	Plan	Deferred	Other
Principal		Salary	Bonus	Awards	Awards	Compen-	Compensation	Compen-	Total
Position	Year	($)(1)	($)	($)	($)(2)	sation ($)(3)	Earnings ($)	sation ($)(4)	($)
Vernon M. Endo	2006	383,646	—	—	198,992	466,875	—	458,955	1,508,468
President and CEO
Richard Lutenski	2006	333,846	—	—	62,384	334,375	—	311,347	1,041,952
Chief Financial Officer
David K. Steel	2006	284,231	—	—	24,262	279,563	—	309,267	897,323
Chief Risk Manager
Mary Ellen Pavlovsky	2006	299,469	—	—	—	392,819	—	988,528	1,680,816
Managing Director
James P. Gerry	2006	255,692	—	—	59,612	238,875	—	1,020,284	1,574,463
Managing Director
Victoria W. Guest	2006	228,923	—	—	47,674	66,042	—	298,433	641,072
General Counsel

(1)

Mr. Endo’s salary was increased from $350,000 to $400,000 effective April 26, 2006. Mr. Lutenski’s salary was increased from $300,000 to $350,000 effective April 26, 2006. Mr. Steel’s salary was increased from $275,000 to $300,000 effective August 16, 2006. Ms. Pavlovsky’s salary was increased from $296,450 to $305,450 effective May 1, 2006 and her employment ended on December 15, 2006. Mr. Gerry’s salary was increased from $225,000 to $260,000 effective February 11, 2006. Ms. Guest joined the company on January 16, 2006.

(2)

The amounts included in column (f) are the dollar amounts recognized in the financial statements for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) for stock option awards per the Company’s Equity Plan. The amount includes stock option awards granted in the current year as awards granted prior to 2006 were accounted for under APB 25 and there is no expense for financial statement purposes. For Mr. Endo, there is an additional amount for options that were issued below market value in a prior period with a related expense in the current year. Assumptions used in the calculation of the above amounts are outlined in footnote 14 of the Company’s audited financial statements for December 31, 2006 which are included in the Company’s 10-K filed with the Securities and Exchange Commission on March 9, 2007.

(3)

Under the Supplemental Retirement Plan, executives may voluntarily defer a portion of their cash compensation. The amounts in column (g) include the portion of each named executive’s incentive award voluntarily deferred by the executive and contributed to the Supplemental Retirement Plan as follows:

Amount of
Name	Incentive Award Deferred ($)
Vernon M. Endo	373,500
Richard Lutenski	234,063
David K. Steel	41,934

Under the Compensation’s Committee’s Key Executive Bonus Policy, the named executives are awarded 25% of their incentive compensation in restricted share units (“RSUs”) granted at a 25% discount to fair market value on the date of grant. The amounts in column (g) do not include the incentive compensation amounts awarded in RSUs under the Compensation Committee’s policy. These amounts have been omitted from the table because the RSUs related to the incentive compensation earned in 2006 were granted in 2007 and therefore not expensed in fiscal year 2006.

(4)	All other compensation includes the following:

			Contribu-
			tion by RAM		Payment			All
	Cost of	Relocation	to Supple-	Tax	under			other	Total all
	Living	Expense	mental	Gross	Payment	Health	Payroll	compen-	other
	Allowance	Reimburse-	Retirement	Up	Agreement	Insurance	taxes	sation-	compensa-
Name	($)(i)	ment ($)(ii)	Plan ($)(iii)	($)(iv)	($)(v)	($)(vi)	($)(vii)	($)(viii)	tion ($)
Vernon M. Endo	216,000	—	72,345	111,341	—	21,700	31,401	6,168	458,955
Richard Lutenski	120,000	—	58,385	74,616	—	20,276	31,401	6,669	311,347
David K. Steel	120,000	21,966	40,913	73,092	—	21,063	22,536	9,697	309,267
M. E. Pavlovsky	132,910	—	59,431	48,827	696,813	10,645	31,482	8,420	988,528
James P. Gerry	122,000	—	56,644	64,952	721,293	14,031	31,401	9,963	1,020,284
Victoria W. Guest	114,462	50,689	22,892	54,836	__	18,300	33,159	4,095	298,433

(i)	The Cost of Living Allowance is set forth in the employment agreement for each executive, as discussed below under “Employment Agreements.”

(ii)	The relocation reimbursement expense related to the named executives’ relocation to Bermuda is discussed below under “Employment Agreements.”

(iii)

The terms of the Supplemental Retirement Plan are described under “Nonqualified Deferred Compensation”, below. The amounts as set forth above represent contributions by the company of 10% of salary paid in 2006 and 10% of the 2005 bonus which was paid in 2006.

(iv)	The tax gross-up is explained under “Compensation Discussion & Analysis – Cash Compensation – Tax and Accounting Considerations”, above.

(v)

On June 28, 2005, each of James P. Gerry and Mary Ellen Pavlovsky entered into payment agreements with us, which replaced existing option and contingent share agreements entered into by such senior executives. The aggregate amounts paid under the terms of the payment agreements on June 30, 2006 and August 9, 2006 are set forth above. The payment agreements have been satisfied in full, and no other amounts will be paid under the payment agreements.

(vi)	Health insurance includes health, life, and long-term disability insurance.

(vii)

Under Bermuda law, employers with payrolls of above $1 million are required to pay a payroll tax of 13.50% of total remuneration up to a maximum of $235,000 per person per annum. Bermuda law permits employers to require employees to bear up to one-half the cost of the payroll tax. Under the Employment Agreements, the Company has agreed to bear the full cost of payroll taxes.

(viii)

All other compensation also includes tax preparation reimbursement expenses up to $7,500, home computer purchase reimbursement of up to 50% of the cost, but a maximum of $1,500, flexible spending accounts of $1,500, travel allowances for annual home leave to the U.S, legal services, social insurance, and tax services.

Employment Agreements

       Our employment agreements for each of our executive officers are substantially the same, except for the amount of base salary, the target bonus, and cost of living allowance. Our employment agreements for our named executive officers who continued to be employees at December 31, 2006 have the standard terms set forth below. The employment agreement with Mary Ellen Pavlovsky expired on December 15, 2006. The termination of employment provisions of the employment agreements are summarized below under “Potential Payments Upon Termination or Change in Control.”

The following table shows the standard terms of our employment agreements.

	Mr. Endo	Mr. Lutenski	Mr. Steel	Mr. Gerry	Ms. Guest

Initial Term End Date[1]	3/31/ 2009	12/31/2008	8/1/2008	3/11/2008	1/16/2009

Annual Base Salary[2]	$400,000	$350,000	$300,000	$260,000	$240,000

Annual Incentive	125%	100%	100%	100%	40%
Award Target as a
Percentage of Base
Salary

Monthly Cost of	$18,000	$10,000	$10,000	$10,000	$10,000
Living Allowance

Equity Plan	Executives are eligible to participate in the 2006 Equity Plan.

Employee Benefits	Each executive is eligible to participate in all employee benefit plans, programs
Perquisites	and arrangements and to receive all fringe benefits and perquisites made generally available to the company’s executives.

Annual Travel	Executives are reimbursed for round trip tickets for the executive and his or her immediate family to take one trip each year to the east coast of the United States.

Gross Up	If there is an amendment to the U.S. tax code regarding income tax and/or cost of living/housing allowances paid to U.S citizen resident in Bermuda that results in both the inclusion in the executives income subject to U.S. taxation of amounts paid by the company and not previously subject to such taxation and a decrease in the combined net after-tax base salary and cost of living allowance of the executive, the company is required to increase the amount payable to the executive as base salary and/or cost of living allowance by an amount such that, with the increase, the combined net after-tax base salary and cost of living allowance payable equals the executive’s combined net after-tax base salary and cost of living allowance payable immediately prior to the change in the tax code.

Business Expenses	Executives are reimbursed for reasonable and ordinary business expenses, such as business travel.

Tax	Executives are reimbursed up to $7,500 per year for personal tax advice and/or
Advice/Preparation	tax preparation.

Relocation	Executives are reimbursed for up to $50,000 of reasonable and ordinary costs, plus a gross up for income tax payable on this amount, for relocation back to the U.S.
occurring within six months of termination of employment other than for “Cause”.

1

The term of employment is automatically extended for an additional year at the end of the initial term and each subsequent one year term unless we or the executive gives notice of termination at least six months prior to the then applicable expiration date.

2

Each executive’s initial base salary is set forth in his or her employment agreement. The Board must review the base salary at least annually and the base salary cannot be reduced without the executive’s consent.

       Certain named executives have terms of employment that vary from the standard terms as follows.

       Mr. Endo’s employment agreement provides for his election as a director of RAM Holdings and RAM Re as long as he continues to serve as their Chief Executive Officer.

       Mr. Steel and Ms. Guest’s employment agreements provide for a relocation allowance of up to $70,000 (and related gross-up payment) because they relocated to Bermuda in mid-2005 and the beginning of 2006, respectively. The other named executives received this benefit upon relocation to Bermuda prior to 2005 and therefore their new 2006 employment agreements do not include this provision.

Plan Based Awards

       The table below shows grants of awards to our named executive officers in fiscal year 2006 under any plan, comprised of awards under our 2006 Equity Plan and awards with respect to incentive compensation.

GRANTS OF PLAN BASED AWARDS

			Estimated Future Payouts			Estimated Future Payouts
			Under Non-Equity Incentive			Under Equity Incentive
			Plan Awards (2)			Plan Awards
(a)	(b)	(bb)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
									All	All
									Other	Other
									Stock	Option		Grant
									Awards:	Awards:		Date
									Number	Number of	Exercise	Fair
									of	Securities	or Base	Value of
									Shares	Under-	Price of	Stock
									of Stock	lying	Option	and
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	Date(1)	($)(3)	($)	($)(4)	(#)	(#)	(#)	(#)	(#)(5)	($/Sh)(6)	Awards (7)

Vernon M.	3/1/2006	—	375,000	500,000	625,000	—	—	—	—	—	—	—
Endo	5/2/2006	4/26/2006	—	—	—	—	—	—	—	151,671	13.45	582,265
	12/6/2006	—	375,000	500,000	625,000	—	—	—	—	—	—	—

Richard	3/1/2006	—	262,500	350,000	437,500	—	—	—	—	—	—	—
Lutenski	5/2/2006	4/26/2006	—	—	—	—	—	—	—	97,500	13.45	374,302
	12/6/2006	—	262,500	350,000	437,500	—	—	—	—	—	—	—

David K.	3/1/2006	—	225,000	300,000	375,000	—	—	—	—	—	—	—
Steel	5/2/2006	4/26/2006	—	—	—	—	—	—	—	37,921	13.45	145,579
	12/6/2006	—	225,000	300,000	375,000	—	—	—	—	—	—	—

Mary Ellen	3/1/2006	—	240,542	320,722	400,902	—	—	—	—	—	—	—
Pavlovsky

James P.	3/1/2006	—	195,000	260,000	325,000	—	—	—	—	—	—	—
Gerry	5/2/2006	4/26/2006	—	—	—	—	—	—	—	93,171	13.45	357,683
	12/6/2006	—	195,000	260,000	325,000	—	—	—	—	—	—	—

Victoria W.	1/16/2006	12/15/2005	—	—	—	—	—	—	—	45,500	13.71	215,201
Guest	3/1/2006	—	54,000	72,000	90,000	—	—	—	—	—	—	—
	5/2/2006	4/26/2006	—	—	—	—	—	—	—	7,241	13.45	27,798
	12/6/2006	—	72,000	96,000	120,000	—	—	—	—	—	—	—

(1)

The Compensation Committee awarded stock options to the named executives by unanimous written resolutions on April 26, 2006 in connection with the Company’s initial public offering with the grant date being the closing date of the initial public offering. The initial public offering closed on May 2, 2006. In addition, an award of 45,500 options to Ms. Guest was approved on December 15, 2005 with a grant date of the start date of her employment, January 16, 2006.

(2)

The incentive compensation targets are set forth in the employment agreement of each named executive officer. The threshold and maximum target amounts set forth in this table were established as guidelines by the Compensation Committee on March 1, 2006, for the 2006 bonus payable in 2007, and on December 6, 2006, for the 2007 bonus payable in 2008. On February 20, 2007 the Compensation Committee evaluated the extent to which the incentive targets for the 2006 bonus payable in 2007 had been satisfied by each executive, and, according to that determination, awarded the amounts set forth in column (g) of the Summary Compensation Table in cash, representing 75% of the total award, and the remaining 25% of the award in the form of restricted share units not reflected in the Summary Compensation Table because they were not expensed in fiscal year 2006. No amount will be paid in accordance with the targets set forth in this table for the 2006 bonus payable in 2007 except for the cash amount set forth in column (g) of the Summary Compensation Table and such restricted share units.

(3)	The Compensation Committee has discretion to award an amount less than the threshold amount (or no amount), as discussed in “Compensation Discussion & Analysis – Short-Term Incentive Compensation”.

(4)	The Compensation Committee has discretion to award an amount in excess of the maximum amount, as discussed in “Compensation Discussion & Analysis – Short-Term Incentive Compensation”.

(5)

The options were awarded under the Company’s 2001 Stock Option Plan, in the case of the January, 2006 award to Ms. Guest and the 2006 Equity Plan, which permits the Compensation Committee to make awards of options or RSUs to employees in its discretion, in all other cases.

(6)

In the case of the January, 2006 award to Ms. Guest, the fair market value exercise price was determined to be 110% of the book value of the common shares as of December 31, 2006, at which time there was no market for the common shares. In all other cases, in accordance with the 2006 Equity Plan of the Company, the exercise price was determined to be the average of the high and low price on the date of grant, which was the date of closing of the initial public offering on May 2, 2006. The average of the high and low price of our shares on May 2, 2006 was higher than the closing price on that date of $13.41.

(7)	The value shown is the full grant date fair value of the awards.

       2006 Equity Plan

       At the time of our initial public offering, we adopted a new long-term compensation plan, the 2006 Equity Plan. The plan was approved by our pre-initial public offering shareholders. The Compensation Committee has broad authority to administer, interpret, and within limitations, amend the 2006 Equity Plan.

       The 2006 Equity Plan provides the Compensation Committee the power to grant Incentive Share Options, Nonqualified Share Options, Performance Units, Restricted Share Units, Share Appreciation Rights, Share Awards and “Other Awards”. The Compensation Committee contemplates granting only Restricted Share Units and Nonqualified Share Options initially. The purpose of the equity awards and the role of the Compensation Committee in determining the form and amount of equity awards is discussed above under “Compensation Discussion and Analysis – Equity Compensation.” The maximum number of common shares that may be issued as share awards under the Equity Plan is 2,470,000. Equity awards may be granted by the Compensation Committee to officers, directors and other key employees.

Share Options

       The named executives were granted share options in connection with our initial public offering as disclosed in the table above. The Compensation Committee intends to approve annual grants of share options to the named executives in its discretion. The exercise price of the share options is the average of the high and low price of RAM Holdings common shares on the date of grant. The options vest in four equal installments on each of the first four anniversaries of the date of grant and expire on the seventh anniversary of the date of grant. The options are “nonqualified” options under the Code.

Restricted Share Units

       The Compensation Committee adopted a policy in April of 2006 of awarding 25% of the annual incentive award for each named executive in the form of restricted share units granted at a 25% discount to the market price on the date of the award. No restricted share units were granted to the named executive officers in 2006 because the policy was adopted after the payment of the annual incentive awards. Each restricted share unit represents the right to receive one common share upon vesting. The restricted share units vest in four equal installments on each of the first four anniversaries of the date of grant. The restricted share units are credited with any dividends declared on our common shares. We have no current plans to declare any dividends on our common shares. The restricted share units are treated as deferred compensation under Section 409A of the Code.

       Short-term Incentive Compensation

       Short-term incentive compensation consists of an annual, performance-based, cash bonus. The purpose of incentive compensation and the role of the Compensation Committee in determining incentive compensation is discussed above under “Compensation Discussion and Analysis – Short-term Incentive Compensation.”

       The bonus targets for our named executives are set under their employment agreements as a percentage of base salary. Although there is no set minimum or maximum bonus, the Compensation Committee would expect in ordinary circumstances to pay bonuses within a range of plus or minus 25% of the targeted bonus amount. The target ranges for 2006 and 2007, which include the portion of the annual incentive award paid in restricted share units, are shown in the Grant of Plan Based Awards Table. The actual amount of short-term incentive compensation earned in 2006 is shown in the Summary Compensation Table.

       Eligibility to receive incentive compensation, subject to Compensation Committee discretion, is based on the achievement of performance measures set by the Compensation Committee in advance of or at the beginning of the fiscal year. The Compensation Committee has approved the performance measures for each executive for 2006 and 2007. The performance measures for each of the executives consisted of several categories, which we discuss broadly as business results, business development and other operational targets tailored to each executive’s specific position.

Business Results Measures

       The business results category for 2006 included an operating income threshold of $36.5 million and a return on average equity threshold of 10% based on our 2006 business plan. The business results measures are scaled such that a 10% positive or negative deviation from our projected business results is intended to result in a 50% positive or negative deviation, respectively, in the targeted award, subject to Compensation Committee discretion. The business results category for 2007 includes the same categories of financial results measures (operating income and return on average equity) and comparable scaling based on our 2007 business plan. We believe that the business results measures for 2007 will be challenging for us to achieve as they assume substantial growth in new business and cost containment.

Business Development Measures

       The business development category for 2006 and 2007 sets performance goals related to increasing business with new customers, including increasing facultative business, entering into new treaty relationships and increasing profitability.

Operational Measures

       The operational targets for each executive for 2006 and 2007 are intended to support the company’s goals of maintaining its ratings and achieving operational excellence, among other strategic goals, and vary by job function. These targets measure each executive’s performance in achieving both individual performance and operational goals set by the company for that executive’s job function.

Weightings by Named Executive

       The performance measures are weighted differently for each named executive, based on that executive’s perceived accountability for that measure of performance. The weightings for 2006 as between business results, business development and operational goals are set forth in the table below. The weightings for 2007 are substantially the same, except that Mr. Paul Wollmann has replaced Ms. Pavlovsky in the role of Managing Director—Structured Finance.

Target	Mr. Endo	Mr. Lutenski	Mr. Steel	Mr. Gerry	Ms. Pavlovsky	Ms. Guest
Business Results	40%	33-1/3%	30%	30%	30%	20%
Business Development	30%	0%	0%	50%	50%	0%
Operational Goals	30%	66-2/3%	70%	20%	20%	80%

       As discussed more fully above under Compensation Discussion & Analysis, for fiscal year 2006, we substantially exceeded our return on average equity and operating income targets and our executives met or exceeded substantially all of their other targets. As a result, the Compensation Committee approved incentive compensation for each named executive officer ranging from 122% to 127% of targeted incentive compensation.

       The table below sets forth the named executive officers’ outstanding equity awards at fiscal year end 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

		Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan					Number of	Value of
			Awards:				Market	Unearned	Unearned
	Number	Number	Number			Number	Value of	Shares,	Shares,
	of	of	of			of Shares	Shares or	Units or	Units or
	Securities	Securities	Securities			or Units	Units of	Other	Other
	Underlying	Underlying	Underlying			of Stock	Stock	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option		that Have	That Have	That Have	That Have
	Options	Options	Unearned	Exercise	Option	Not	Not	Not	Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Vernon M.	211,250	113,750 (1)	—	10.71	11/1/2013	—	—	—	—
Endo	—	151,671 (2)	—	13.45	5/2/2013	—	—	—	—

Richard	85,800	70,200 (3)	—	11.16	5/1/2014	—	—	—	—
Lutenski	—	97,500 (4)	—	13.45	5/2/2013	—	—	—	—

David K.	52,325	97,175 (5)	—	12.03	6/30/2015	—	—	—	—
Steel	—	37,921 (6)	—	13.45	5/2/2013	—	—	—	—

Mary Ellen	—	—	—	—	—	—	—	—	—
Pavlovsky

James P.	—	93,171 (7)	—	13.45	5/2/2013	—	—	—	—
Gerry

Victoria W.	9,100	36,400 (8)	—	13.71	1/16/2016	—	—	—	—
Guest	—	7,241 (9)	—	13.45	5/2/2013	—	—	—	—

(1)	Options granted November 1, 2003 vesting in 5% increments at the end of each quarter, beginning with the quarter in which the grant occurred.

(2)	Options granted May 2, 2006 vesting in four equal installments on the first four anniversaries of the date of grant.

(3)	Options granted May 1, 2004 vesting in 5% increments at the end of each quarter, beginning with the quarter in which the grant occurred.

(4)	Options granted May 2, 2006 vesting in four equal installments on the first four anniversaries of the date of grant.

(5)	Options granted June 30, 2005 vesting in 5% increments at the end of each quarter, beginning with the quarter in which the grant occurred.

(6)	Options granted May 2, 2006 vesting in four equal installments on the first four anniversaries of the date of grant.

(7)	Options granted May 2, 2006 vesting in four equal installments on the first four anniversaries of the date of grant.

(8)	Options granted January 16, 2006 vesting in 5% increments at the end of each quarter, beginning with the quarter in which the grant occurred.

(9)	Options granted May 2, 2006 vesting in four equal installments on the first four anniversaries of the date of grant.

       Options granted prior to May 2006 were awarded under our 2001 Stock Option Plan. Our 2001 Stock Option Plan was terminated in May 2006, except as to awards that were already outstanding at that date. No further awards will be granted under our 2001 Stock Option Plan.

       Options granted beginning in May 2006 were awarded under our 2006 Equity Plan, described above under “Grants of Plan Based Awards.”

Nonqualified Deferred Compensation

       The table below sets forth certain information with respect to the Supplemental Retirement Plan, which provides for non-qualified deferred compensation, for each named executive officer.

NONQUALIFIED DEFERRED COMPENSATION

(a)	(b)	(c)	(d)	(e)	(f)
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)
Vernon M. Endo	339,600	72,345	164,487	—	1,105,621
Richard Lutenski	250,000	58,385	67,432	—	451,973
David K. Steel	—	40,913	8,713	—	61,366
Mary Ellen Pavlovsky	—	59,431	74,592	—	592,702
James P. Gerry	—	56,644	55,361	—	348,447
Victoria W. Guest	—	22,892	1,777	—	24,669

(1)	Represents the portion of the 2005 cash incentive compensation paid in 2006 voluntarily deferred by the named executives under the Supplemental Retirement Plan.

(2)	Included in “All Other Compensation” in the Summary Compensation Table. See note 4 to the Summary Compensation Table.

(3)	Not included in amounts reported in the Summary Compensation Table because the amounts are not preferential or above market.

       Under our Supplemental Retirement Plan, we contribute an amount equal to 10% of a participant’s annual salary and bonus to an account maintained for the participant in which the participant is vested after one year of service. In addition, a participant may elect to defer all or a portion of annual salary and bonus and have the amounts so deferred deposited in the participant’s account. A participant may elect to have the funds in the account invested in one or more mutual fund investment options offered through Vanguard. The assets of the Supplemental Retirement Plan are assets of the company and employees are unsecured creditors of the plan. Employees are eligible to receive the balance in their accounts upon the earlier of death or termination of employment for any reason. An employee’s account balance is paid out following termination of employment according to each employee’s payment election, either in installments or a lump sum. However, upon a show of hardship the Compensation Committee may permit an employee to withdraw funds early from the Supplemental Retirement Plan.

Potential Payments Upon Termination or Change in Control

       We have entered into employment, option and restricted share unit agreements, as described above, that will require us to provide compensation to the named executive officers in the event of certain termination of employment circumstances, including termination of employment in connection with a change in control. The amount of compensation payable to each named executive officer in the event of termination of employment, assuming termination as of December 31, 2006, and a share price for RAM Holdings common shares equal to the closing market price on the last trading day prior to that date, is set forth in the tables below. We are not obligated to provide any compensation to the named executives in the case of a change in control that does not result in termination of employment.

Following the tables is an explanation of the relevant employment agreement provisions and assumptions.

Potential Payments Upon Termination or Change in Control

Vernon M. Endo, President and Chief Executive Officer

	A	B	C	D	E	F	G
				Involuntary
				Termination
				without
				Cause in
				anticipation
				of, or
				Involuntary
				Termination
				without
				Cause or
				Voluntary
			Involuntary	Termination
			Termination	for Good
	Voluntary		without	Reason
Executive	Termination	Retirement	Cause;	within one
Benefits and	without Good	after age 55	Termination	year
Payments upon	Reason; For	with ten	by Executive	following, a			Expiration of
Termination of	Cause	years of	for Good	Change in			Employment
Employment	Termination	service	Reason	Control	Disability	Death	Agreement
Compensation:
Base Salary	0	0	$800,000	$800,000	$100,000	$100,000	0
Incentive Bonus	0	0	$622,500	$622,500	$622,500	$622,500	$622,500
Cost of Living
Allowance	0	0	$54,000	$54,000	$54,000	$54,000	0
Acceleration of
vesting of Share
Options	0	$1,372,268	0	$1,372,268	$1,372,268	$1,372,268	0
Benefits:
Relocation
Allowance	0	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000
Health insurance	0	0	$15,521	$15,521	$15,521	$15,521	0
Tax Gross-Up on
payments	0	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920
Total	0	up to	up to	up to	up to	up to	up to
		$1,449,188	$1,568,941	$2,941,209	$2,241,209	$2,241,209	$699,420

Potential Payments Upon Termination or Change in Control

Richard Lutenski, Chief Financial Officer

	A	B	C	D	E	F	G
				Involuntary
				Termination
				without
				Cause in
				anticipation
				of, or
				Involuntary
				Termination
				without
				Cause or
				Voluntary
			Involuntary	Termination
			Termination	for Good
	Voluntary		without	Reason
Executive	Termination	Retirement	Cause;	within one
Benefits and	without Good	after age 55	Termination	year
Payments upon	Reason; For	with ten	by Executive	following, a			Expiration of
Termination of	Cause	years of	for Good	Change in			Employment
Employment	Termination	service	Reason	Control	Disability	Death	Agreement
Compensation:
Base Salary	0	0	$350,000	$350,000	$87,500	$87,500	0
Incentive Bonus	0	0	$445,833	$445,833	$445,833	$445,833	$445,833
Cost of Living
Allowance	0	0	$30,000	$30,000	$30,000	$30,000	0
Acceleration of
vesting of Share
Options	0	$507,796	0	$507,796	$507,796	$507,796	0
Benefits:
Relocation
Allowance	0	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000
Health insurance	0	0	$15,521	$15,521	$15,521	$15,521	0
Tax Gross-Up on
payments	0	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920
Total	0	up to	up to	up to	up to	up to	up to
		$584,716	$918,274	$1,426,070	$1,163,570	$1,163,570	$522,753

Potential Payments Upon Termination or Change in Control

David K. Steel, Chief Risk Manager

	A	B	C	D	E	F	G
				Involuntary
				Termination
				without
				Cause in
				anticipation
				of, or
				Involuntary
				Termination
				without
				Cause or
				Voluntary
			Involuntary	Termination
			Termination	for Good
	Voluntary		without	Reason
Executive	Termination	Retirement	Cause;	within one
Benefits and	without Good	after age 55	Termination	year
Payments upon	Reason; For	with ten	by Executive	following, a			Expiration of
Termination of	Cause	years of	for Good	Change in			Employment
Employment	Termination	service	Reason	Control	Disability	Death	Agreement
Compensation:
Base Salary	0	0	$300,000	$300,000	$75,000	$75,000	0
Incentive Bonus	0	0	$372,750	$372,750	$372,750	$372,750	$372,750
Cost of Living
Allowance	0	0	$30,000	$30,000	$30,000	$30,000	0
Acceleration of
vesting of Share
Options	0	$345,461	0	$345,461	$345,461	$345,461	0
Benefits:
Relocation
Allowance	0	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000
Health insurance	0	0	$15,521	$15,521	$15,521	$15,521	0
Tax Gross-Up on
payments	0	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920
Total	0	up to	up to	up to	up to	up to	up to
		$422,381	$795,191	$1,140,652	$915,652	$915,652	$449,670

Potential Payments Upon Termination or Change in Control

James P. Gerry, Managing Director

	A	B	C	D	E	F	G
				Involuntary
				Termination
				without
				Cause in
				anticipation
				of, or
				Involuntary
				Termination
				without
				Cause or
				Voluntary
			Involuntary	Termination
			Termination	for Good
	Voluntary		without	Reason
Executive	Termination	Retirement	Cause;	within one
Benefits and	without Good	after age 55	Termination	year
Payments upon	Reason; For	with ten	by Executive	following, a			Expiration of
Termination of	Cause	years of	for Good	Change in			Employment
Employment	Termination	service	Reason	Control	Disability	Death	Agreement
Compensation:
Base Salary	0	0	$260,000	$260,000	$65,000	$65,000	0
Incentive Bonus	0	0	$318,500	$318,500	$318,500	$318,500	$318,500
Cost of Living
Allowance	0	0	$30,000	$30,000	$30,000	$30,000	0
Acceleration of
vesting of Share
Options	0	$18,652	0	$18,652	$18,652	$18,652	0
Benefits:
Relocation
Allowance	0	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000
Health insurance	0	0	$10,338	$10,338	$10,338	$10,338	0
Tax Gross-Up on
payments	0	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920
Share Repurchase	$199,199	$199,199	$199,199	$199,199	$199,199	$199,199	$199,199
Total	$199,199	up to	up to	up to	up to	up to	up to
		$294,771	$894,957	$913,609	$718,609	$718,609	$594,619

Potential Payments Upon Termination or Change in Control

Victoria W. Guest, General Counsel

	A	B	C	D	E	F	G
				Involuntary
				Termination
				without
				Cause in
				anticipation
				of, or
				Involuntary
				Termination
				without
				Cause or
				Voluntary
			Involuntary	Termination
			Termination	for Good
	Voluntary		without	Reason
Executive	Termination	Retirement	Cause;	within one
Benefits and	without Good	after age 55	Termination	year
Payments upon	Reason; For	with ten	by Executive	following, a			Expiration of
Termination of	Cause	years of	for Good	Change in			Employment
Employment	Termination	service	Reason	Control	Disability	Death	Agreement
Compensation:
Base Salary	0	0	$240,000	$240,000	$60,000	$60,000	0
Incentive Bonus	0	0	$88,056	$88,056	$88,056	$88,056	$88,056
Cost of Living
Allowance	0	0	$30,000	$30,000	$30,000	$30,000	0
Acceleration of
vesting of Share
Options	0	0	0	0	0	0	0
Benefits:
Relocation
Allowance	0	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000
Health insurance	0	0	$15,521	$15,521	$15,521	$15,521	0
Tax Gross-Up on
payments	0	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920
Total	0	up to	up to	up to	up to	up to	up to
		$76,920	$450,497	$450,497	$270,497	$270,497	$164,976

       Termination Date and Share Price

       The assumed date of termination of employment (whether resulting from a Change in Control or otherwise) is December 31, 2006. The assumed price of our common shares is $14.29, the closing price on the Nasdaq Global Market on December 29, 2006, the last trading day of 2006.

       Salary

       All of the named executives, other than Mr. Endo, are entitled to one year of base salary upon termination of employment under the involuntary termination without Cause and termination for Good Reason circumstances set forth in columns C and D of each table, above. The base salary would be paid by us over the one year period in accordance with regular payroll practices. Although the named executives have no duty to seek other employment, if they become employed during the one year period, the amount of the severance payment will be correspondingly reduced. Mr. Endo is entitled to two years of base salary under the circumstances set forth in columns C and D, above, and on the same terms as the other named executives, except that he has a duty to seek other employment during the second year. The base salary payments are in consideration of a non-compete agreement for a period of two years, in the case of Mr. Endo, and one year, in the case of all other named executive officers.

       In the case of permanent Disability (column E of each table), the named executives are entitled to continue to receive base salary in accordance with regular payroll practices until payments begin under our long term disability policy. Based on the terms of our long term disability policy, we have assumed that payments under the policy begin three months after the date of termination of employment.

       In the case of death (column F of each table), the estate or beneficiaries of the named executive officers are entitled to three months of base salary upon termination of employment, paid in accordance with regular payroll practices.

       Incentive Bonus

       In the case of the circumstances set forth columns C – G of each table, above, the named executives are entitled to receive (i) the bonus for the prior year (2005 in this case), if not yet paid and (ii) a bonus for the current year (2006 in this case) (pro-rated for the amount of time actually worked in the current year in the case of the circumstances listed in columns E, F and G, above). If termination of employment had occurred at December 31, 2006, the named executives would have already been paid their 2005 bonuses and would be fully entitled to their 2006 bonuses, which would ordinarily be paid in early 2007. The bonus would be paid by us in a lump sum. For purposes of this table, we have assumed that in the case of a termination of employment at year end, the bonus would be paid entirely in cash instead of 75% in cash and 25% in restricted share units (which would have vested immediately under the applicable termination provisions).

       Cost of Living Allowance

       In the case of the circumstances set forth in columns C – F of each table, above, the named executives are entitled to receive three months of Cost of Living Allowance, payable in accordance with normal payroll practices.

       Accelerated Vesting of Share Options and Restricted Share Units

       In the case of the circumstances set forth in columns B, D, E and F of each table, above, all of the unvested options and restricted share units granted as part of the annual incentive award would vest upon termination of employment. In addition, in the case of the circumstances stated in column G, all restricted share units granted as part of the annual incentive award would vest, but no such units were outstanding at December 31, 2006. The dollar amount reflected in each table is the unamortized expense of outstanding options at fiscal year end. There were no restricted share units outstanding at fiscal year end.

       Relocation Allowance

       In all circumstances other than termination for Cause or voluntary termination without Good Reason (column A), the named executives are entitled to reimbursement of up to $50,000 for the costs and expenses of relocating back to the United States.

       Health Insurance

       In the case of the circumstances set forth in columns C – F of each table, above, the named executives and their dependants are entitled to three months of post-termination continued coverage under our health insurance and monthly payments for nine months thereafter of an amount equal to the premium paid by the company for the named executive’s health insurance.

       Tax Gross-Up

       In any of the circumstances where relocation expenses are reimbursed, the Company pays a tax gross up payment so that the net amount retained or benefit received by the named executive after payment of U.S. Federal, state and local income and employment taxes and Bermuda payroll taxes (assuming for purposes of calculating such taxes that the named executive is in the respective highest tax brackets) is equal to the agreed amount to be reimbursed. The tax gross up has been estimated assuming that the full relocation allowance of up to $50,000 is paid to the named executives.

       Share Repurchase

       If Mr. Gerry’s employment agreement is terminated for any reason, Mr. Gerry may require us to purchase from him 13,000 shares, which he purchased from us in 1998, for an aggregate purchase price equal to 110% of the book value per common share as of the last day of the calendar quarter ending coincident with or immediately preceding the effective date of termination of employment. At December 31, 2006, the book value per common share was $13.93 and therefore Mr. Gerry could have required us to purchase his 13,000 shares for $199,199.

       Amounts not Included

       The amounts shown in the tables above do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

  Accrued salary and vacation pay

  Distributions of plan balances under the Supplemental Retirement Plan, as described above under “Supplemental Retirement Plan”

  Disability insurance payments in the case of Disability

  Life insurance payments in the case of death

       Definitions

For purposes of the above tables, the termination of employment terms have the following meanings:

“Disability” means disability as defined in our disability plan or policy covering long-term disability benefits.

       “Cause” means: (i) the executive’s commission of any felony; (ii) the executive’s gross negligence, willful malfeasance or gross misconduct in connection with his or her employment; (iii) a substantial and continual refusal by the executive to perform the duties, responsibilities or obligations assigned to the executive under his or her employment agreement; (iv) the executive’s failure to fully cooperate with a regulatory investigation involving us; or (v) any one or more acts by the executive of dishonesty, theft, larceny, embezzlement or fraud from or with respect to us. By way of example, termination from employment necessitated by the executive’s inability to maintain a valid work permit from the applicable Bermuda governmental authorities after the executive has used his or her best efforts to maintain such permit or in connection with a Change in Control does not constitute termination for Cause.

       “Good Reason” means: (i) a reduction in the executive’s base salary, cost of living allowance or target bonus opportunity, (ii) our removal of the executive from his or her position, (iii) a material breach of the employment agreement by us, (iv) a material diminution in the executive’s duties or the assignment to the executive of duties that are not materially consistent with those customarily assigned to the position held by the executive of a company of our size and nature which do, or would be reasonably expected to, materially impair his or her ability to function in his or her position, (v) a relocation of the corporate headquarters away from Bermuda, (vi) the refusal of a purchaser of all or substantially all of our assets to continue the executive’s employment with substantially the same position, title and responsibilities and at least the same compensation, or (vii) the executive’s inability to maintain a valid work permit from the applicable Bermuda governmental authorities after the executive has used his or her best efforts to maintain the permit.

       “Change in Control” means: (i) the acquisition by any person, entity or “group”, other than by The PMI Group, Inc., of fifty percent (50%) or more of the combined voting power of our outstanding voting securities; (ii) the merger, amalgamation, reorganization, or consolidation of, or share exchange involving us, as a result of which our shareholders immediately before such transaction do not, immediately thereafter, own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; (iii) a sale of all or substantially all of our assets; and (iv) approval by us of the liquidation or dissolution of the company.

       Former Employee

       Mary Ellen Pavlovsky’s employment terminated on December 15, 2006. In connection with the termination of her employment, she is entitled to a $60,000 relocation expense reimbursement if she relocates back to the United States by June 15, 2007. Other than this relocation payment and the balance in her Supplemental Retirement Plan account, Ms. Pavlovsky was not entitled to any payments or benefits specific to the termination of her employment.

INFORMATION ABOUT THE OWNERS OF OUR COMMON SHARES

Security Ownership of Certain Beneficial Owners, Officers and Directors

       The following table sets forth information as of December 31, 2006 with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act, of our common shares and the applicable voting rights attached to such share ownership in accordance with our bye-laws by (i) each person known by us to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of our issued and outstanding common shares; (ii) each director and nominee for director; (iii) each named executive officer; and (iv) all named executive officers, directors and nominee directors as a group. As of December 31, 2006, there were 27,234,755 common shares issued and outstanding. For purposes of the following table and the footnotes thereto, the term “currently exercisable” means exercisable as of December 31, 2006 or within 60 days following such date.

	Beneficial Ownership
	as of December 31, 2006
	Number of	Percent of
Name and Address of Beneficial Owner (1)	Common Shares	Class (2)
5% Shareholders
The PMI Group, Inc. (3)	6,453,395	23.4
American International Group, Inc. (4)	2,935,413	10.6
Greenwich Street Capital Partners (5)	3,250,000	11.8
High Ridge Capital Partners Limited Partnership (6)	2,453,048	8.9
Bank of America (7)	1,363,643	5.0
Non-Employee Directors and Nominees
Victor J. Bacigalupi (8)	—	—
Edward F. Bader (9)	13,050	*
David L. Boyle (10)	6,500	*
Allan S. Bufferd	1,000	*
Daniel C. Lukas	—	—
Mark F. Milner (11)	—	—
Steven S. Skalicky (12)	—	—
Dirk A. Stuurop (13)	28,216	*
Steven J. Tynan (14)	2,503,048	9.1
Conrad P. Voldstad	10,000	*
Named Executive Officers
Vernon M. Endo (15)	226,250	*
James P. Gerry	19,725	*
Victoria W. Guest (16)	9,300	*
Richard Lutenski (17)	85,800	*
Mary Ellen Pavlovsky	10,650	*
David K. Steel (18)	53,525	*
All directors, nominees and named executive
officers, as a group (16 persons)	2,967,064	11.0

*	Less than 1%

(1)	Unless otherwise stated, the address for each beneficial owner is c/o RAM Holdings Ltd., RAM Re House, 46 Reid Street, Hamilton HM 12, Bermuda.

(2)

Computed on the basis of 27,234,755 shares outstanding as of December 31, 2006, plus 389,241 options exercisable within 60 days thereafter. Our bye-laws operate to reduce the total voting power of any U.S. shareholder owning, directly or indirectly, beneficially or otherwise, as described in our bye-laws, more than 9.9% of the common shares to 9.9% of the total voting power of our shares. As a result of the application of our bye-laws, the combined voting power of each of American International Group and Greenwich Street Capital Partners, is expected to be limited to 9.9%, which results in the increase of the voting power of other shareholders. Pursuant to our bye-laws, the voting power of other shareholders, in aggregate, is increased by the same number of votes held by Transatlantic Reinsurance Company and Greenwich Street Capital that are subject to the voting limitation. Such increase applies to each of the other shareholders in proportion to its voting power as determined on any applicable record date, provided that such increase will be limited to the extent necessary to avoid causing any shareholder to have more than 9.9% of the voting power.

(3)	The address of the beneficial owner is PMI Plaza, 3003 Oak Road, Walnut Creek, California 94597.

(4)

The address of the beneficial owner is 70 Pine Street, New York, New York 10270. Based solely on the Schedule 13G filed with the Securities and Exchange Commission by American International Group and its affiliates on February 12, 2007 and amended on February 14, 2007, which reported voting and dispositive power as follows: American International Group, Inc. beneficially owns 59% of Transatlantic Holdings, Inc. 2,935,413 common shares of RAM Holdings Ltd. are beneficially owned directly by Transatlantic Reinsurance Company. Transatlantic Reinsurance Company is a wholly-owned subsidiary of Transatlantic Holdings, Inc. Accordingly, American International Group, Inc., Transatlantic Reinsurance Company and Transatlantic Holdings, Inc. can be deemed to share voting and dispositive power over the common shares of RAM Holdings Ltd. beneficially owned directly by Transatlantic Reinsurance Company.

(5)

The address of the beneficial owner is 12 East 49th Street, Suite 3200, New York, New York 10017. Based solely on the Schedule 13G filed with the Securities and Exchange Commission by GSC Group and its affiliates on February 14, 2007, which reported voting and dispositive power as follows: 3,250,000 Common Shares are held directly by the following entities in the following amounts: Greenwich Street Capital Partners II, L.P. (“Greenwich II”) owns 2,958,566 Common Shares; TRV Executive Fund, L.P. (“TRV”) owns 14,599 Common Shares; Greenwich Street Employees Fund, L.P. (“Greenwich Employees”) owns 176,605 Common Shares and Greenwich Fund, L.P. (“Greenwich Fund”) owns 100,230 Common Shares. Geenwich Street Investments II, LLC (“GSI II”) is the general partner of each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund. GSCP (NJ), L.P. (“GSCP L.P.”) is the manager of each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund. GSCP (NJ), Inc. (“GSCP Inc.”) is the general partner of GSCP L.P. GSC Group, Inc. (“GSC Group”) owns all of the outstanding capital stock of GSCP Inc. GSC Active Partners Holdings, L.P. (“Holdings”) owns all of the Class A Common Stock of GSC Group. GSC Active Partners, Inc. (“Active Partners”) is the general partner of Holdings. Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman and Christine K. Vanden Beukel are the managing members and executive officers of GSI II. Robert F. Cummings, Jr., Mr. Eckert, Mr. Hamwee, Mr. Hayden, Andrew Wagner and Joseph H. Wender are the stockholders and executive officers of Active Partners. Each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund received their respective Common Shares on or about May 1, 2006 in respect of the shares each such entity previously held in RAM Holdings II, Ltd. (“ RAM II ”) pursuant to the amalgamation of RAM II with RAM Holdings and related transactions as described in the RAM Holdings’ registration statement on Form S-1 (333-131763) filed with the Securities and Exchange Commission on February 10, 2006, as amended. Pursuant to a corporate reorganization effected on October 1, 2006, GSC Group became the owner of all the outstanding capital stock of GSCP Inc., Holdings became the owner of all the Class A Common Stock of GSC Group, Active Partners became the general partner of Holdings and Messrs. Cummings, Eckert, Hamwee, Hayden, Wagner and Wender became stockholders and executive officers of Active Partners. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, each of GSI II, GSCP, L.P., GSCP, Inc., GSC Group, Holdings, Active Partners, and Messrs. Abell, Cummings, Eckert, Hamwee, Hayden, Inglesby, Kaufman, Wagner and Wender, and Ms. Vanden Beukel by virtue of their relationships with Greenwich II, TRV, Greenwich Employees and Greenwich Fund, may be deemed to have shared voting and investment power over, and to be the indirect beneficial owners of, the 3,250,000 Common Shares owned in the aggregate by Greenwich II, TRV, Greenwich Employees and Greenwich Fund, representing 11.9% of the Common Shares outstanding. Each of the Affiliates disclaims beneficial ownership of the Common Shares except to the extent of each such entity’s and individual’s pecuniary interest in the Common Shares.

(6)

The address of the beneficial owner is 5405 2 Morgan Hill Road, South Woodstock, Vermont 05071. Based solely on the Schedule 13G filed with the Securities and Exchange Commission by High Ridge Capital and its affiliates on January 18, 2007, which reported voting and dispositive power as follows: 2,453,048 common shares of RAM Holdings are beneficially owned directly by High Ridge Capital Partners Limited Partnership. The general partner of High Ridge Capital Partners Limited Partnership is HRC General Partner Limited Partnership, the general partner of which is High Ridge Capital LLC. Each of Steven J. Tynan and James L. Zech are the managers of High Ridge Capital LLC. For the purposes of Rule 13d-3 under the Exchange Act, by virtue of each of the above entity’s and individual’s relationship with High Ridge Capital Partners Limited Partnership, each may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of, the common shares of the Company owned by High Ridge Capital Partners Limited Partnership. Each of the above entities and individuals disclaims beneficial ownership of the Company’s common shares except to the extent of each entity’s and individual’s pecuniary interest in the Company’s common shares.

(7)

Based solely on the Schedule 13G filed with the Securities and Exchange Commission by Bank of America Corporation (“BAC”) and its affiliates on March 14, 2007, which reported voting and dispositive power as follows: BAC holds shared voting power as to 60,686 common shares and shared dispositive power as to 64,560 common shares, and sole voting and dispositive powers as to zero common shares; NB Holdings Corporation holds shared voting power as to 60,686 common shares and shared dispositive power as to 64,560 common shares, and sole voting and dispositive powers as to zero common shares; Bank of America, National Association holds shared voting power as to 49,018 common shares and shared dispositive power as to 51,193 common shares, and sole voting power as to 11,668 common shares and sole dispositive power as to 13,367 common shares; Columbia Management Group, LLC holds shared voting power as to 49,018 common shares and shared dispositive power as to 51,193 common shares, and sole voting and dispositive powers as to zero common shares; Columbia Management Advisors, LLC holds shared voting and dispositive powers as to zero common shares, and sole voting power as to 49,018 common shares and sole dispositive power as to 51,193 common shares; CIVC Sidecar Fund, L.P. holds shared voting and dispositive powers as to 1,299,083 common shares and sole voting and dispositive powers as to zero common shares; CIVC GP Sidecar Fund, L.P. holds shared voting and dispositive powers as to 1,299,083 common shares and sole voting and dispositive powers as to zero common shares; and CIVC Sidecar GP, LLC holds shared voting and dispositive powers as to zero common shares and sole voting and dispositive powers as to 1,299,083 common shares. It was further reported in such Schedule 13G that BAC is the indirect holder of a 99.5% limited partnership interest in CIVC Sidecar Fund, L.P., but that no beneficial ownership determination had been made as of the time of the filing of the Schedule 13G concerning the subject securities. Each of the reporting persons in the Schedule 13G declared that neither the filing of nor anything in such Schedule 13G shall be construed as an admission that such person is, for the purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by such Schedule 13G. Each of BAC, NB Holdings, BANA, Columbia Group and Columbia Advisors has its principal business office at 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255. Each of CIVC, CIVC GP and CIVC Sidecar GP has its principal business office at 191 N. Wacker Drive, Suite 1100 Chicago, IL 60606.

(8)

Mr. Bacigalupi, one of our directors, is the Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of The PMI Group, Inc. Mr. Bacigalupi disclaims beneficial ownership of any of the common shares owned by The PMI Group, Inc.

(9)	Consists of 2,000 common shares and options exercisable for 11,050 common shares.

(10)	Consists of options exercisable for 6,500 common shares.

(11)

Mr. Milner, one of our directors, is the Chief Risk Officer of PMI Mortgage Co., a subsidiary of The PMI Group, Inc. Mr. Milner disclaims beneficial ownership of any of the common shares owned by The PMI Group, Inc.

(12)

Mr. Skalicky, one of our directors, is the Executive Vice President and Chief Financial Officer of Transatlantic Reinsurance Company. Mr. Skalicky disclaims beneficial ownership of any of the common shares owned by Transatlantic Reinsurance Company.

(13)	Consists of 15,000 common shares and options exercisable for 13,216 common shares.

(14)

Consists of 2,453,048 beneficially owned by High Ridge Capital Partners Limited Partnership (see note 6, above) and 50,000 shares beneficially owned by Liberty Street Partners L.P. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, Liberty Street Corp. and Steven J. Tynan can be deemed to share voting and dispositive power over the common shares of RAM Holdings Ltd. beneficially owned by Liberty Street Partners L.P. Mr. Tynan disclaims beneficial ownership of any of the common shares owned by Liberty Street Partners L.P. other than to the extent of his pecuniary interest therein.

(15)	Consists of 15,000 common shares and options exercisable for 211,250 common shares.

(16)	Consists of 200 common shares and options exercisable for 9,100 common shares.

(17)	Consists of options exercisable for 85,800 common shares.

(18)	Consists of 1,200 common shares and options exercisable for 52,325 common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

       The U.S. federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than ten percent (10%) of RAM Holdings’ securities with the Securities and Exchange Commission. Specific due dates have been established and we are required to disclose any failure to file by these dates. Based solely on a review of copies of the filings furnished to us, we believe that during fiscal year 2006, our officers, directors and 10% shareholders satisfied all such filing requirements with the exception of the following late filings made by shareholders in connection with our initial public offering: Form 3 filings by Greenwich Street Investments II LLC and GSCP NJ INC, filing jointly with GSCP (NJ), L.P., Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Frederick Horton, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel and Andrew Wagner, and Form 4 filings by Transatlantic Holdings Inc. and MBIA Insurance Corp. in connection with the sale of their shares in our initial public offering.

PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS

PROPOSAL ONE

ELECTION OF DIRECTORS OF RAM HOLDINGS

       Eleven directors are to be elected at the Annual Meeting. Set forth below is a list of each nominee for election as a director of RAM Holdings. Biographical information for each such person is set forth under “Information About Directors, Corporate Governance and Director Compensation”, above.

NOMINEES FOR DIRECTOR OF RAM HOLDINGS:

Victor J. Bacigalupi
Edward F. Bader
David L. Boyle
Allan S. Bufferd
Vernon M. Endo
Daniel C. Lukas
Mark F. Milner
Steven S. Skalicky
Dirk A. Stuurop
Steven J. Tynan
Conrad P. Voldstad

       If elected, the term of each nominee will expire at our annual general meeting of shareholders in 2008. Our board of directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of RAM Holdings if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy will vote for the election of such substitute nominee(s) as the board of directors may propose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES ABOVE.

PROPOSAL TWO

RAM HOLDINGS AUDITORS PROPOSAL

       Upon recommendation of the Audit Committee, our board of directors proposes that the shareholders appoint PricewaterhouseCoopers, Hamilton, Bermuda to serve as the independent auditors of RAM Holdings for the 2007 fiscal year until RAM Holdings’ annual general meeting of shareholders in 2008, and that the shareholders authorize the directors of RAM Holdings, acting by the Audit Committee, to determine the independent auditors’ fee (referred to as the “RAM Holdings Auditors Proposal”).

       PricewaterhouseCoopers, Hamilton, Bermuda served as the independent auditors of RAM Holdings for the 2006 fiscal year. A representative of PricewaterhouseCoopers, Hamilton, Bermuda will attend the Annual Meeting, and will be available to respond to questions and may make a statement if he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RAM HOLDINGS AUDITORS PROPOSAL.

PROPOSAL THREE

AUTHORIZATION OF ELECTION OF DIRECTORS OF RAM RE

       Pursuant to RAM Holdings’ bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of RAM Re, RAM Holdings is required to submit a proposal relating to such matters to the shareholders of RAM Holdings and vote all the shares of RAM Re owned by RAM Holdings in accordance with and proportional to such vote of RAM Holdings’ shareholders. Accordingly, the shareholders of RAM Holdings are being asked to consider this proposal.

       The composition of the board of directors of RAM Re is the same as that of RAM Holdings. The proposed directors of RAM Re are the same as the proposed directors of RAM Holdings, above. If elected, the term of each nominee will expire at RAM Re’s annual general meeting of shareholders in 2008. The board of directors of RAM Holdings has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of RAM Re if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy will vote for the election of such substitute nominee(s) as the board of directors of RAM Holdings may propose.

       Set forth below is a list of each nominee for election as a director of RAM Re. Biographical information for each such person is set forth in “Information About Directors, Corporate Governance and Director Compensation”, above.

       NOMINEES FOR DIRECTOR OF RAM RE:

Victor J. Bacigalupi	Mark F. Milner
Edward F. Bader	Steven S. Skalicky
David L. Boyle	Dirk A. Stuurop
Allan S. Bufferd	Steven J. Tynan
Vernon M. Endo	Conrad P. Voldstad
Daniel C. Lukas

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” AUTHORIZATION OF THE ELECTION OF EACH OF THE NOMINEES ABOVE OR SUCH SUBSTITUTE NOMINEES AS SET OUT ABOVE.

PROPOSAL FOUR

RAM RE AUDITORS PROPOSAL

       Pursuant to RAM Holdings’ bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of RAM Re, RAM Holdings is required to submit a proposal relating to such matters to the shareholders of RAM Holdings and vote all the shares of RAM Re owned by RAM Holdings in accordance with and proportional to such vote of RAM Holdings’ shareholders. Accordingly, the shareholders of RAM Holdings are being asked to consider this proposal.

       Our board of directors proposes that the shareholders authorize the appointment of PricewaterhouseCoopers, Hamilton, Bermuda to serve as the independent auditors of RAM Re for the 2007 fiscal year until RAM Re’s annual general meeting of shareholders in 2008, and that the shareholders authorize the directors of RAM Re, acting by the Audit Committee, to determine the independent auditors’ fees (referred to as “RAM Re Auditors Proposal”). PricewaterhouseCoopers, Hamilton, Bermuda served as the independent auditors of RAM Re for the 2006 fiscal year.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AUTHORIZATION OF THE RAM RE AUDITORS PROPOSAL.

ADDITIONAL INFORMATION

Other Action at the Meeting

       A copy of our Annual Report to shareholders for the year ended December 31, 2006, including financial statements for the year ended December 31, 2006 and the auditors’ report thereon, is being mailed to all shareholders with this proxy statement. The Annual Report and RAM Re’s Statutory Financial Statements’ will be presented and discussed at the Annual Meeting. Shareholders will also be asked to approve the minutes of the Annual Meeting of Shareholders in 2006.

       As of the date of this Proxy Statement, we have no knowledge of any business, other than described herein and customary procedural matters, which will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying form of proxy will have authority to vote such proxy in accordance with their discretion on such business.

Shareholder Proposals

       Shareholder proposals must be received in writing by the Secretary of RAM Holdings and must comply with the requirements of our Bye-laws and the U.S. securities laws in order to be considered for inclusion in our Proxy Statement and form of Proxy relating to such meeting. We believe that shareholder proposals received by December 5, 2007 would be considered timely for inclusion in the 2008 Proxy Statement. Such proposals should be directed to the attention of the Secretary, RAM Holdings Ltd., RAM Re House, 46 Reid Street, Hamilton, HM 12, Bermuda or Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda. Any such proposal must include: (i) the names and addresses of the shareholders who intend to make the proposal, (ii) a representation that such shareholders are holders of record of shares entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to present the proposal, and (iii) the class and number of shares which are beneficially owned by such shareholders. Our bye-laws also set forth procedures to have a proposal brought before a general meeting, whether or not it is included in our proxy statement. Notice of any such proposal also must be received by us as set forth above by December 5, 2007 and must include the information specified in our bye-laws.

       Shareholders who intend to nominate persons for election as directors at our annual general meeting of RAM Holdings must comply with the advance notice procedures and other provisions set forth in the bye-laws of RAM Holdings in order for such nominations to be properly brought before the meeting. In addition, the Nominating and Corporate Governance Committee considers nominees to our board of directors recommended by shareholders. Notice of the intention to propose any person for election as a director and of his or her willingness to serve as a director must be given to RAM Holdings by February 3, 2008. Any such notice shall also include: (a) as to the individual whom such shareholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of such individual, (ii) the principal occupation or employment of such individual, and (iii) the class and number of shares which are beneficially owned by such individual; and (b) as to the shareholder giving the notice: (i) the name and address, as they appear on the register of shareholders, of such shareholder, (ii) the class and number of shares which are beneficially owned by such shareholder and (iii) the period of time such shares have been owned.

       If a shareholder proposal is introduced at the 2008 annual general meeting of shareholders that is not discussed in the 2008 Proxy Statement, then proxies received by RAM Holdings for the 2008 annual general meeting of shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal.

       Additionally, under Bermuda law, shareholders holding not less than five percent of the total voting rights or 100 or more shareholders together may require us to give notice to our shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received by us at our registered office in Bermuda (located at RAM Re House, 46 Reid Street, Hamilton, HM 12, Bermuda) not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda Law.

       We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bye-laws. They are available free of charge by submitting a written request to the Secretary at our principal executive offices.

Costs of Solicitation

       The cost of this proxy solicitation will be borne by RAM Holdings and we have retained Morrow & Co. to assist in the solicitation of proxies. We expect to pay the firm a fee of $3,500 plus expenses. In addition to solicitation by mail, officers, directors and employees of RAM Holdings may solicit proxies by telephone, facsimile or in person, although no compensation will be paid for such solicitation. RAM Holdings may also request banks and brokers to solicit their customers who have a beneficial interest in our common shares registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

By Order of the Board of Directors Victoria W. Guest General Counsel and Secretary Dated: April 3, 2007

RAM HOLDINGS LTD. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS OF RAM HOLDINGS LTD.

The undersigned hereby revoking all proxies previously granted, appoints VICTORIA W. GUEST or, failing her, the chairman of the meeting and each of them, with power of substitution, or, instead of such persons, the person indicated on the reverse side hereof as proxy of the undersigned, to attend the Annual General Meeting of Shareholders of RAM Holdings Ltd. on May 3, 2007 and any adjournments thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse. (If you select a proxy other than those designated above, please draw a line through the designated proxies’ names.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR THE NOMINEES LISTED IN PROPOSAL 3, AND FOR PROPOSAL 4. WHETHER OR NOT DIRECTION IS MADE, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS. IN THE CASE OF ELECTION OF DIRECTORS, IF CUMULATIVE VOTING IS IN EFFECT THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON A CUMULATIVE BASIS AND DISTRIBUTED AMONG NOMINEES IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES, PROVIDED THAT NO VOTES WILL BE DISTRIBUTED TO A NOMINEE FOR WHOM AUTHORITY TO VOTE IS WITHHELD.

To include any comments, please mark	☐	Address change
this box.

(Continued and to be marked, dated, signed and returned as instructed on the reverse.)

DETACH PROXY CARD HERE

☐

PLEASE BE CERTAIN TO DATE AND
SIGN THIS PROXY. RETURN THE	☒
PROXY IN THE ENCLOSED ENVELOPE.	Votes must be marked in the manner
indicated above in black or blue ink.

(1)	ELECTION OF DIRECTORS OF RAM HOLDINGS LTD.						(3)	AUTHORIZATION OF ELECTION OF DIRECTORS OF RAM REINSURANCE
COMPANY LTD.

	FOR		WITHHOLD		*EXCEPTIONS:			FOR		WITHHOLD		*EXCEPTIONS:
	all nominees		AUTHORITY		FOR			all nominees		AUTHORITY		FOR
	listed below	☐	to vote for all nominees	☐	all nominees except	☐		listed below	☐	to vote for all nominees	☐	all nominees except	☐
			listed below		those listed below					listed below		those listed below

Nominees:	Steven J. Tynan, Vernon M. Endo, Victor J. Bacigalupi, Edward F. Bader, David L. Boyle, Allan S. Bufferd, Daniel C. Lukas, Mark F. Milner, Steven S. Skalicky, Dirk A. Stuurop, Conrad P. Voldstad.	Nominees:	Steven J. Tynan, Vernon M. Endo, Victor J. Bacigalupi, Edward F. Bader, David L. Boyle, Allan S. Bufferd, Daniel C. Lukas, Mark F. Milner, Steven S. Skalicky, Dirk A. Stuurop, Conrad P. Voldstad.

	*EXCEPTIONS: ______________		*EXCEPTIONS: ______________

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
(2)	INDEPENDENT AUDITORS OF RAM HOLDINGS LTD.	☐	☐	☐	(4)	AUTHORIZATION OF INDEPENDENT AUDITORS	☐	☐	☐
OF RAM REINSURANCE COMPANY LTD.
To appoint PricewaterhouseCoopers to act as the
	independent auditors of RAM Holdings Ltd. for the fiscal					To appoint PricewaterhouseCoopers to act as the
	year ending December 31, 2007 and to authorize the					independent auditors of RAM Reinsurance Company
	directors of RAM Holdings Ltd., acting by the audit					Ltd. for the fiscal year ending December 31, 2007 and
	committee, to determine the independent auditors’ fees.					to authorize the directors of RAM Reinsurance
Company Ltd., acting by the audit committee, to
determine the independent auditors’ fees.

	To change mailing address, please mark this box.	☐				I / we designate ____________ (please print name) as my / our proxy in place of the proxies designated on the reverse hereof.

SCAN LINE
Signature should correspond with the printed name appearing hereon. When signing in a fiduciary or representative capacity, give full title as such, or when more than one owner, each should sign.

						Date Share Owner sign here		Co-Owner sign here